Exhibit 10.23

[*] REPRESENTS MATERIAL INFORMATION THAT HAS BEEN REDACTED AND FILED SEPARATELY WITH THE COMMISSION PURSUENT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

PARTICIPANT DISTRIBUTION JOINDER AGREEMENT

By executing this Participant Distribution Joinder Agreement (this “Participant Joinder Agreement”) effective this 11th day of August, 2010 (the “Effective Date”), the undersigned operator (“Participant”) is entitled to all rights and privileges, and agrees to be bound by the terms and conditions of that certain Master Distribution Agreement, effective as of January 1, 2011 by and between Unified Foodservice Purchasing Co-op, LLC (“UFPC”) and McLane Foodservice, Inc. (“Distributor”) and attached hereto as Attachment 1 (the “Master Agreement”) as well as by the terms and conditions of this Participant Joinder Agreement. Terms used and not otherwise defined in this Participant Joinder Agreement shall have the meanings given to such terms in the Master Agreement.

1. Master Agreement. Participant and Distributor hereby acknowledge and agree that the terms and conditions of this Participant Joinder Agreement and the Master Agreement shall govern and control the provision of the Distribution Services received by Participant from Distributor. Except for Sections 7, 9, 10, 12, 13, 14, 15, 16, 18, 19(c), 19(d), 22, 24, 27, 30 and 36 of the Master Agreement, which do not apply to Participant, all of the terms and conditions of the Master Agreement are hereby incorporated into this Participant Joinder Agreement to the same extent as if such terms and conditions were fully reproduced in this Participant Joinder Agreement. Participant acknowledges and agrees that it shall only receive copies of the applicable Brand Exhibits that correspond to the Brand(s) owned and operated by the Participant.

2. Consent to Provision of Information. Participant hereby consents to Distributor’s disclosure of reports, records, data and other information concerning Distribution Services to Retail Outlets, Products, pricing and otherwise to UFPC as contemplated by the Master Agreement.

3. Purchases; Payment Terms and Policies. During the term of this Participant Joinder Agreement, Participant shall purchase from Distributor, and Distributor shall purchase from Suppliers and resell and distribute to the Participant, substantially all of the Products used or sold in the Retail Outlets set forth on the Retail Outlet List (as defined below or, if the opt-in is selected on Attachment 2, all of Participants Retail Outlets in the Yum! System) in accordance with and subject to the terms and conditions set forth in this Participant Joinder Agreement and the Master Agreement. The standard terms for payment of invoices for Products purchased hereunder by Participants that qualify under the Credit Policies are set forth in the applicable Brand Exhibit(s) and the Master Agreement.

Prepay/COD. Distributor may, in accordance with the Credit Policies, and in any event upon Participant’s failure to pay an invoice when due, deal on a prepay/C.O.D. basis with Participant; provided, however, that regardless of any delinquency in the account of Participant, Distributor shall not for any reason refuse to sell Products on a prepay/C.O.D. basis to Participant: (i) for a period of 30 days without qualification; (ii) for a second period of 30 days upon Participant’s payment to Distributor of an amount equal to at least 10% of the current amount of the delinquency in the account of Participant; and (iii) for a third period of 30 days upon Participant’s payment to Distributor of an amount equal to at least 10% of the current amount of the delinquency in the account of Participant, it being understood and agreed that at the end of such third thirty (30) day period the total amount of the unpaid delinquency is due and payable.

Interest and Suspension. Without limiting the foregoing: (i) any amounts not paid by Participant when due shall bear interest until paid at the lesser of eighteen percent (18%) per annum or the maximum rate allowed by applicable law; and (ii) in the event Participant fails to make payments for any Products delivered by Distributor at such time as payment is scheduled to be made as prescribed by this Section, Distributor shall have the immediate right to suspend performance of any or all of its obligations under this Participant Joinder Agreement and the Master Agreement with respect to such Participant until such time as the prescribed payment is made. Distributor shall be entitled to offset any or all amounts due Participant against any amounts due and owing Distributor by such Participant pursuant to this Participant Joinder Agreement or the Master Agreement, including any accrued interest thereon.

Credit Policies. Distributor has provided Participant with a copy of the current Credit Policies and will provide Participant with an updated version of the Credit Policies as such Credit Policies are updated or otherwise revised from time to time. Participant warrants to Distributor that all financial information furnished for the purpose of obtaining credit pursuant to the Credit Policies is true, correct and complete in all material aspects, and Participant authorizes Distributor to investigate all references furnished pursuant to the Credit Policies. Participant agrees that Distributor may request financial information from any lending institution, trade creditor, and/or credit reporting firms concerning Participant at any time during the Term pursuant to the Credit Policies. Further, Participant acknowledges that Distributor may be required to provide certain information to these sources in order to obtain information necessary to evaluate Participant pursuant to the Credit Policies. Participant shall from time to time provide Distributor with such financial information concerning Participant as Distributor may appropriately request under the Credit Policies to confirm that Participant has the financial stability to perform its obligations under this Participant Joinder Agreement and the Master Agreement.

4. Term and Termination.

(a) Term. The term of this Participant Joinder Agreement shall begin on the Effective Date and shall continue coterminous with the Master Agreement unless otherwise terminated earlier pursuant to Section 4(b) below.

(b) Termination by Participant. Participant may terminate this Participant Joinder Agreement in its entirety or with respect to a specific distribution center (as provided below in this Section 4(b)) upon written notice of termination to Distributor within 120 days of the occurrence of any one of the following:

(i) except as qualified by clause (ii) below, Distributor fails to cure any breach of this Participant Joinder Agreement, the Master Agreement or any other agreement entered into between UFPC and Distributor within 30 days after receipt by Distributor of written notice of the breach from UFPC or Participant, Participant may terminate this Participant Joinder Agreement in its entirety or with respect to the applicable distribution center(s);

(ii) Distributor fails to meet the applicable Service Level Requirements (1) in any three 30 day reporting periods that occur within any twelve month period or (2) in two consecutive 30 day reporting periods, Participant may terminate this Participant Joinder Agreement with respect to the applicable distribution center(s);

(iii) upon receiving notice from Distributor, UFPC or otherwise that any of the representations and warranties of Distributor set forth in the Master Agreement are not true, Participant may terminate this Participant Joinder Agreement in its entirety or with respect to the applicable distribution center(s);

(iv) any of Distributor’s property, or any part thereof, shall be attached or Distributor shall suffer the filing of any like process against it, in either event which is not discharged within 30 days and which is substantial in relation to Distributor’s assets, Participant may terminate this Participant Joinder Agreement with respect to the applicable distribution center(s);

(v) Distributor shall have filed, or had filed against it, a petition of bankruptcy or a similar petition under any bankruptcy law or under any other law for the relief of debtors, Participant may terminate this Participant Joinder Agreement in its entirety;

(vi) Distributor suspends the performance of any material obligation under this Participant Joinder Agreement and/or the Master Agreement pursuant to Section 17 of the Master Agreement for a period in excess of thirty (30) days, Participant may terminate this Participant Joinder Agreement with respect to the applicable distribution center(s);

(vii) Distributor ceases to be approved by Yum! to sell Products to Participants or the Distribution Services and Approval Agreement between Distributor and Yum! is terminated pursuant to its terms, Participant may terminate this Participant Joinder Agreement in its entirety;

(viii) UFPC receives notice of a change in control of Distributor as described in Section 27 of the Master Agreement and UFPC notifies Distributor of its election to terminate the Master Agreement within ninety (90) days after receipt of such notice, Participant may terminate this Participant Joinder Agreement in its entirety;

(ix) one or more Retail Outlets are permanently closed, Participant may terminate this Participant Joinder Agreement with respect to the applicable Retail Outlet(s); or

(x) Participant is no longer a Yum! System franchisee; Participant may terminate this Participant Joinder Agreement in its entirety.

Unless otherwise provided in this Participant Joinder Agreement, Distributor will not increase the applicable Brand specific mark-up(s) paid by Participant for Distribution Services under this Participant Joinder Agreement and the Master Agreement in connection with any termination of this Participant Joinder Agreement or transition of Distribution Services from a Retail Outlet previously serviced by Distributor under this Participant Joinder Agreement to a subsequent distributor even if such termination or transition results in Participant’s failure to satisfy any loyalty, exclusivity, volume, or other similar discounts or factors considered by Distributor in determining the applicable Brand specific mark-up(s).

(c) Termination by Distributor. Subject to Section 3(a) of this Participant Joinder Agreement regarding prepay/C.O.D. payment terms which provides, among other things, that upon Participant’s failure to pay an invoice when due, Distributor shall deal on a prepay/C.O.D basis with such Participant, Distributor may terminate this Participant Joinder Agreement upon written notice to the Participant of the termination within 120 days of the occurrence of any one of the following:

(i) upon receiving notice from UFPC that any of the material representations and warranties of UFPC set forth in the Master Agreement are not true, Distributor may terminate this Participant Joinder Agreement in its entirety;

(ii) Distributor or any Distributor distribution center ceases to be approved by Yum! to sell Products to Participants or the Distribution Services and Approval Agreement between Distributor and Yum! is terminated pursuant to its terms, Distributor may immediately terminate this Participant Joinder Agreement in its entirety or with respect to the applicable distribution center(s);

(iii) one or more Retail Outlets are permanently closed, Distributor may terminate this Participant Joinder Agreement with respect to the applicable Retail Outlet(s);

(iv) Participant shall have filed or had filed against it, a petition of bankruptcy or a similar petition under any bankruptcy law or under any other law for the relief of debtors, Distributor may terminate this Participant Joinder Agreement in its entirety; or

(v) if a Participant is no longer a Yum! System franchisee, Distributor may terminate this Participant Joinder Agreement in its entirety

(d) Fresh Poultry Only Termination. Participant may terminate this Participant Joinder Agreement with respect to fresh poultry Distribution Services only, if applicable, upon written notice of termination to Distributor: (i) for any reason set forth in Section 4(b) of this Participant Joinder Agreement; (ii) if Distributor is selling or delivering fresh poultry Products that do not meet Yum! specifications or are being supplied from a non-approved supplier; (iii) Distributor is not providing fresh poultry Products within code date or sufficient shelf life specifications; or (iv) if a Yum! Quality Assurance investigation provides evidence that Distributor failed to consistently follow all handling specifications and procedures including, but not limited to, the handling, transportation and receiving of fresh poultry Products.

(e) Effect of Termination. Upon termination of this Participant Joinder Agreement or any part hereof (including with respect to one or more Distributor distribution centers) for any reason, Distributor shall fulfill and deliver any Products under any order placed by Participant prior to the effectiveness of a termination of this Participant Joinder Agreement, and Participant shall pay Distributor for all Products delivered, unless otherwise mutually agreed in a writing signed by both parties. Termination of the Master Agreement for any reason shall result in the automatic termination of this Participant Joinder Agreement. Distributor shall use its reasonable efforts to facilitate the transition of the Distribution Services provided under this Participant Joinder Agreement to a successor distributor of the Products, provided such successor distributor purchases from Distributor at the Distributor’s Landed Cost, all proprietary Products, LTO Products, Test Products, and all promotional, specialty and other exclusive Products of the Brand or the applicable Participant that, for each type of Product (i) at the time of termination meet applicable Yum! standards and specifications for such Products, including shelf-life standards, and (ii) were previously purchased by Distributor specifically for Participant at UFPC’s written request. No termination of this Participant Joinder Agreement shall relieve Distributor of Distributor’s obligations created by this Participant Joinder Agreement for the period prior to termination.

(f) Survival After Termination. No termination of this Participant Joinder Agreement shall limit any party’s rights to remedies for breaches of this Participant Joinder Agreement (whether known or unknown, contingent or otherwise) as of the effective date of termination. Additionally, Sections 5(a)(i) (with respect to sales of LTO Products being final), 5(a)(ii) (only the seventh sentence), and 5(b)(ii) (only the last sentence) of the Master Agreement and Sections 3(b), 4(e), 4(f), 5, 6, 7, 8, 9, 18 and 20 of this Participant Joinder Agreement shall survive any termination or expiration of this Agreement.

5. Indemnity and Liability.

(a) No Punitive or Exemplary Damages. DISTRIBUTOR SHALL NOT BE LIABLE TO PARTICIPANT FOR EXEMPLARY OR PUNITIVE DAMAGES IN CONNECTION WITH ANY UNRESTRICTED OR RESTRICTED CLAIMS.

(b) Product Recalls.

(i) As between Yum! and Distributor, liability for expenses incurred as a result of government, Yum!, or supplier initiated Product recalls, destructions, withdrawals, or removals stemming from issues concerning product safety, product quality, consumer protection, or other related matters (each a, “Product Recall”) are not dealt with in this Participant Joinder Agreement but rather are governed by the relevant terms of any Distribution Services and Approval Agreement or other agreements entered into between Yum! and Distributor.

(ii) In the event of a Product Recall, Distributor shall not be liable for Products that Participant or its affiliates have in their possession or otherwise in their care, custody or control unless such Product Recall was due to Distributor’s negligent acts or omissions, or wrongful conduct. Notwithstanding the foregoing, in the event of any Product Recall, Distributor shall take all reasonable steps to cooperate with UFPC and the Participant and otherwise facilitate the applicable, appropriate credit, reimbursement or other refund from the responsible Supplier(s) to the Participant.

(c) “Unrestricted Claims.” The following limitations on liability do not apply to claims against Distributor by Participant (i) where Distributor’s liability is based on Distributor’s negligent acts or omissions, wrongful conduct and/or breach of any representations, express warranties or agreements made by Distributor in or through this Participant Joinder Agreement; (ii) for breach of implied warranties, if any (including, without limitation, any implied warranty of merchantability and any implied warranty of fitness for a particular purpose) where the breach resulted from Distributor’s negligent acts or omissions or wrongful conduct; or (iii) which seek to recover – by way of indemnity, contribution, or otherwise – for amounts paid or obligated to be paid by Participant to third parties (“Unrestricted Claims”).

(i) Limited Waiver of Implied Warranties. With respect to claims other than Unrestricted Claims (“Restricted Claims”), any and all implied warranties, if any (including, without limitation, any implied warranty of merchantability and any implied warranty of fitness for a particular purpose) shall be deemed to have been waived. This limited waiver shall not be construed as a waiver or disclaimer of such warranties for any other purpose and shall not restrict the rights of Participant to assert Unrestricted Claims against Distributor for breach of any implied warranties.

(ii) No Indirect or Consequential Damages. With respect to Restricted Claims only, Distributor shall not be liable to Participant for any indirect, special, incidental, or consequential damages, or for lost revenues, lost profits, lost business value or goodwill, even if Distributor has been advised of the possibility of those damages.

(iii) Insurance. The foregoing limitations and restrictions shall not apply to any Unrestricted Claims asserted against Distributor by any subrogated insurer of Participant.

(iv) Assignments. Distributor will provide Participant, upon reasonable request, with an appropriate mutually agreeable assignment of claims against Suppliers to facilitate claims, made with or without Distributor’s direct participation, by Operators against Suppliers.

(d) Distributor Indemnity. Distributor shall indemnify and hold harmless Participant, their successors and assigns, and their officers, directors, and employees (collectively, the “Indemnified Parties”) from and against any and all suits, actions, claims, losses, damages, liabilities, obligations, judgments, costs or expenses (including, without limitation, reasonable attorneys’ fees and expenses) that any of the Indemnified Parties may suffer or incur as a result of any claim by any third party, but only to the extent attributable to Distributor’s negligent acts or omissions, wrongful conduct and/or breach of any representations, express or implied warranties or agreements made by Distributor in or through this Participant Joinder Agreement and the applicable provisions of the Master Agreement. Notwithstanding the foregoing and for the avoidance of doubt, Distributor does not agree to indemnify or hold harmless a particular Indemnified Party for any suits, actions, claims, losses, damages, liabilities, obligations, judgments, costs or expenses arising from the negligence or willful misconduct of the Indemnified Party.

(e) Participant Indemnity. Participant shall indemnify and hold harmless Distributor, its successors and assigns, and its officers, directors, and employees (collectively, the “Distributor Indemnified Parties”) from and against any and all suits, actions, claims, losses, damages, liabilities, obligations, judgments, costs or expenses (including, without limitation, reasonable attorneys’ fees and expenses) that any of the Distributor Indemnified Parties may suffer or incur as a result of any claim by any third party, but only to the extent attributable to Participant’s negligent acts or omissions, wrongful conduct and/or breach of any representations, express or implied warranties or agreements made by Participant in or through this Participant Joinder Agreement and the applicable provisions of the Master Agreement. Notwithstanding the foregoing and for the avoidance of doubt, Participant does not agree to indemnify or hold harmless a particular Distributor Indemnified Party for any suits, actions, claims, losses, damages, liabilities, obligations, judgments, costs or expenses arising from the negligence or willful misconduct of the Distributor Indemnified Party.

6. Confidentiality. Participant and Distributor acknowledge that as a result of the matters provided for in this Participant Joinder Agreement and the Master Agreement, trade secrets and information of a proprietary or confidential nature relating to the business of the parties and their affiliates may be disclosed to and/or developed by the parties including, without limitation, information about trade secrets, agreements, Products, services, goods and equipment, licenses, costs, sales and pricing information, and any other information that may not be known generally or publicly

(collectively, “Confidential Information”). The parties acknowledge that such Confidential Information is generally not known in the trade and is of considerable importance to the parties and their affiliates. Each party expressly agrees that during the Term of this Participant Joinder Agreement and thereafter it will hold in confidence and not disclose and not make use of any such Confidential Information, except (a) as required pursuant to this Participant Joinder Agreement and the Master Agreement, (b) for disclosure to its directors, officers, employees, attorneys, advisors or agents who need to review the Confidential Information in connection with the conduct of its business (it being understood that such directors, officers, employees, advisors and agents will be informed of the confidential nature of such information), (c) as required in the course of any litigation or court proceeding involving Distributor and Participant and/or UFPC concerning this Participant Joinder Agreement or the Master Agreement, (d) Participants may discuss such information with another duly licensed Yum! System franchisee, or group or association of Yum! System franchisees who have agreed to confidentiality obligations with respect to McLane’s Confidential Information at least as restrictive as those set forth in this Section and Distributor has approved such disclosure, and (e) for disclosure of information that (i) was or becomes generally available to the public other than as a result of a disclosure by its directors, officers, employees, advisors or agents in breach of this provision, (ii) was available to it on a non-confidential basis prior to disclosure to it pursuant hereto, (iii) is obtained by it on a non-confidential basis from a source other than such persons or their agents, which source is not prohibited from transmitting the information by a confidentiality agreement or other legal or fiduciary obligation, or (iv) has been authorized by the other party to be disseminated to persons on a non-confidential basis.

7. UFPC. Distributor and Participant hereby acknowledge and agree that the Distribution Services contemplated in this Participant Joinder Agreement and the Master Agreement will be provided directly to Participant by Distributor and, except as otherwise contemplated by the Master Agreement, UFPC shall have no financial or other liability whatsoever under this Participant Joinder Agreement or the Master Agreement for the provision of, or failure to provide, Distribution Services or otherwise. Without limiting the generality of the foregoing, in no event shall UFPC be liable to any party including Participant and Distributor for any loss, claim of any kind, demand, suit, damage, failure to perform, failure to pay, breach or other liability arising out of, in connection with, or resulting from, this Participant Joinder Agreement, the Master Agreement or for the performance or breach hereof or thereof.

8. Retail Outlet List and Participant Affiliate List.

(a) Attached hereto as Attachment 2 is an initial Retail Outlet list that details the Retail Outlets in which the Distribution Services are being ordered by Participant and that will be covered by the Master Agreement and this Participant Joinder Agreement (the “Retail Outlet List”). The Retail Outlet List shall be updated and otherwise revised from time to time as Retail Outlets are acquired or divested by Participant. Any Retail Outlet eligible to be added to the Retail Outlet List during the term of this Participant Joinder Agreement shall be provided Distribution Services by Distributor at the then prevailing distribution rates and/or mark-ups pursuant to the Master Distribution Agreement. If the opt-in is selected on Attachment 2, all of Participant’s Retail Outlets in the Yum! System shall receive Distribution Services by Distributor pursuant to this Participant Joinder Agreement and the Master Agreement.

(b) Attached hereto as Attachment 3 is an initial list of Participant affiliates and business partners (collectively, “Participant Affiliates”) that will be covered by the Master Agreement and this Participant Joinder Agreement (the “Participant Affiliate List”). The Participant Affiliate List shall be updated and otherwise revised from time to time as Participant Affiliates are added to or removed from Participant’s organization.

9. Participant’s Affiliates Bound. By signing this Participant Joinder Agreement, Participant binds, to the terms and conditions of this Participant Joinder Agreement and the applicable provisions of the Master Agreement, the Retail Outlets set forth on the Retail Outlet List (or, if the opt-in is selected on Attachment 2, all of Participant’s Retail Outlets in the Yum! System) and the corresponding Participant Affiliates that own and/or operate such Retail Outlets. Participant represents and warrants that it is empowered to enter into this Participant Joinder Agreement on behalf of the Participant Affiliates that own and/or operate the Retail Outlets set forth on the Retail Outlet List and to bind such Participant Affiliates to the terms and conditions of this Participant Joinder Agreement.

10. Critical Vendor. Participant shall take all reasonable steps necessary or required (including, without limitation, including Distributor in first day notice and motions) to have Distributor designated as a “critical vendor” entitled to payment in full for all prepetition deliveries of Products in any bankruptcy proceedings in which Participant or any of its affiliates is the debtor.

11. Compliance with Law. During the term of this Participant Joinder Agreement, Distributor and Participant shall comply with all federal, state and local laws, statutes, regulations, and ordinances affecting or relating to its respective activities under this Participant Joinder Agreement and the Master Agreement.

12. Change in Control. Participant shall provide to Distributor notice in writing at Distributor’s address listed in Section 30 of the Master Agreement of any change in control of Participant. A change in control means one or more transactions or events in which, or after which, 50% or more of the ownership or ability to control Participant has changed from one person or entity or group of persons or entities acting in concert to another person or entity or group of persons or entities acting in concert.

13. Assignment. This Participant Joinder Agreement and any rights or obligations granted herein shall not be assigned, sublicensed, delegated or otherwise transferred by either party, by operation of law or otherwise, without the prior written consent of the other party, and any such assignment without consent shall be null and void. Neither party shall be under any obligation to consent to any proposed assignment. Notwithstanding the foregoing, if Participant sells or transfers some or all of its Retail Outlets to a new Participant which is financially stable and satisfies Distributor’s generally applicable credit policies, Participant may assign this Participant Joinder Agreement and any rights or obligations granted herein with respect to the sold or transferred Retail Outlets to such new Participant.

14. Entire Agreement. This Participant Joinder Agreement, the Master Agreement and the Exhibits and Attachments attached hereto and thereto constitute the entire understanding and agreement between Distributor and Participant and supersede all prior and contemporaneous understandings and agreements, whether oral or written, respecting this Participant Joinder Agreement’s subject matter.

15. Relationship of the Parties. Distributor is an independent contractor with respect to its performance of its obligations hereunder. Nothing contained herein shall be deemed to create the relationship of partner, principal and agent or joint venture between the parties. Neither party has any right or authority to incur obligations of any kind in the name or the account of the other party nor to commit or bind such party to any contract or other obligation.

16. Non-Waiver. No failure to exercise, delay in exercising, or course of dealing by or between Distributor or Participant of any right, power, or privilege granted hereunder, shall operate as a waiver of such right, power, or privilege for future occurrences. The rights and remedies provided in this Participant Joinder Agreement and the Master Agreement are cumulative and not exclusive of any rights or remedies provided by law.

17. Benefit. This Participant Joinder Agreement shall inure to the benefit of and shall be binding upon Participant and its respective successors and permitted assigns and Distributor and its successors and permitted assigns.

18. Governing Law. This Participant Joinder Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky, without regard to its conflict of law principles, and the laws of the United States applicable hereto.

19. Master Agreement Controls. In the event there is any inconsistency, conflict or ambiguity between this Participant Joinder Agreement and the Master Agreement, the Master Agreement shall control.

20. Alternative Dispute Resolution.

(a) Mediation and Arbitration. The parties shall attempt in good faith to resolve by mediation any claim, dispute or controversy arising out of or relating to this Participant Joinder Agreement. Either party may institute a mediation proceeding by a request in writing to the other party. Thereupon, both parties will be obligated to engage in mediation. The proceeding will be conducted in Louisville, Kentucky in accordance with the then current Center of Public Resources Model Procedure for Mediation of Business Disputes. In the event that the parties are unsuccessful in resolving the dispute via mediation, the parties agree promptly to resolve any such claims, disputes and/or controversies through binding confidential arbitration conducted in Louisville, Kentucky in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (the “AAA”); provided, one neutral arbitrator shall be chosen in accordance with such rules to arbitrate the dispute. The parties irrevocably consent to such jurisdiction for purposes of said arbitration, and judgment may be entered thereon in any state or federal court in the same manner as if the parties were residents of the state or federal district in which said judgment is sought to be entered. All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the requirements of this Section are being followed. The mediation and arbitration provisions contained in this section shall be limited to disputes between Distributor and Participant.

(b) Injunctive Relief. Nothing contained in Section 32(a) shall bar the right of any of the parties to seek and obtain temporary injunctive relief from a court of competent jurisdiction in accordance with applicable law against threatened conduct that will cause loss or damage, pending initiation and/or completion of the arbitration.

21. Counterparts. This Participant Joinder Agreement may be executed in counterparts. Each of such counterparts shall be deemed an original, but all of such counterparts shall together constitute one and the same instrument.

22. Captions. The captions used herein are inserted only as a matter of convenience and for reference and in no way define, limit, or describe the scope or the intent of nay section hereof.

23. Further Assurances. From time to time at Participant’s request and without further consideration, Distributor shall execute and deliver such further instruments and documents and take such other action as Participant may reasonably request, in order to carry out more effectively the transactions contemplated in the Master Agreement and this Participant Joinder Agreement.

24. Open Window Discount. Distributor offers an on-invoice discount as indicated on the applicable Brand Exhibit(s) for scheduled delivery access (that could include Key Drop Deliveries) to all Participant’s Retail Outlets serviced by Distributor, excluding Black-Out Periods (“Open Window Discount”). Specific Retail Outlets may be excluded from the Open Window Discount, with the mutual consent of both Participant and Distributor, for reasons of safety or applicable local law. Please indicate whether or not you would like to take advantage of the Open Window Discount below:

☐	Yes, I would like to take advantage of the Open Window Discount and I understand that it could potential include Key Drop Deliveries.

☐	No, I would not like to take advantage of the Open Window Discount.

IN WITNESS WHEREOF, the parties have executed this Participant Joinder Agreement through their duly authorized signatories as of the date first set forth above, but actually on the dates set forth below.

PARTICIPANT:		DISTRIBUTOR:

NPC INTERNATIONAL, INC.		MCLANE FOODSERVICE, INC.

By	/s/ James K. Schwartz	By	/s/ Susan Adzick
Name:	James K. Schwartz	Name:	Susan Adzick
Title:	President/CEO	Title:	Vice President Sales & Marketing
Date:	7/7/10	Date:	8/4/10

ATTACHMENT I

MASTER DISTRIBUTION AGREEMENT

This is the Master Distribution Agreement (this “Agreement”), effective as of January 1, 2011 (the “Effective Date”) by and between Unified Foodservice Purchasing Co-op, LLC, a Kentucky limited liability company (“UFPC”), for and on behalf of itself as well as the Participants (as defined below) and McLane Foodservice, Inc., a Texas corporation (“Distributor”).

RECITALS

WHEREAS, Yum! Brands, Inc. (“Yum!”) and its wholly owned subsidiaries, A&W Restaurants, Inc., KFC Corporation, Long John Silver’s Inc., Pizza Hut, Inc. (including WingStreet) and Taco Bell Corp. (collectively, the “Brands”) have appointed UFPC as the exclusive domestic purchasing agent for the system of restaurants and other outlets operated under the A&W, KFC, Long John Silver’s, Pizza Hut and Taco Bell concepts, and such other Yum! concepts as may be designated from time to time (the “Yum! System”);

WHEREAS, UFPC administers purchasing programs and other projects for the A&W National Purchasing Co-op, Inc., the KFC National Purchasing Cooperative, Inc., the Long John Silver’s National Purchasing Co-op, Inc., the Pizza Hut National Purchasing Coop, Inc., and the Taco Bell National Purchasing Coop, Inc. (collectively, the “Concept Co-ops”);

WHEREAS, Distributor is in the business of purchasing food and other products from Suppliers (as defined below) for resale and distribution to retail outlets (“Distribution Services”) in Distributor’s distribution area, which is described in Exhibit A attached to this Agreement (the “Distribution Area”);

WHEREAS, Distributor is a Yum! approved distributor of all proprietary and non-proprietary food, produce, supplies, packaging, smallwares, beverages, promotional items, and other items used or sold in the Yum! System (collectively, the “Products”);

WHEREAS, UFPC has been authorized to secure for itself, Yum!, the members of the Concept Co-ops and the other franchisees of the Yum! System (collectively, the “Operators”) continuously available Products in adequate quantities at the best sustainable service and at the lowest possible sustainable delivered prices;

WHEREAS, manufacturers and suppliers to the Yum! System are collectively referred to herein as “Suppliers;”

WHEREAS, UFPC both (a) negotiates agreements with Suppliers providing for the price and other terms pursuant to which Suppliers will sell Products to Operators and their designated distributors (for resale to Operators) for use in retail outlets (“Contract Transactions”), and (b) makes limited volume purchases of Products from Suppliers for sale to Operators and their designated distributors for use in Retail Outlets (“Title Transactions”);

WHEREAS, UFPC desires, on behalf of certain Operators, to engage Distributor to provide the Distribution Services to A&W, KFC, LJS, Pizza Hut and/or Taco Bell retail outlets operated by such Operators in the Distribution Area and Distributor desires to provide the Distribution Services to those retail outlets on the terms and conditions set forth in this Agreement and any Participant Distribution Joinder Agreement signed by Operators, in the form attached hereto as Exhibit B (the “Participant Joinder Agreement”);

WHEREAS, Operators who execute Participant Joinder Agreements for the provision of Distribution Services from Distributor are referred to herein as “Participants;”

WHEREAS, the A&W, KFC, LJS, Pizza Hut and Taco Bell retail outlets operated by Participants in the Distribution Area, shall be listed on an annex to the applicable Participant Joinder Agreements (or if the opt-in box is selected on Attachment 2 of the applicable Participant Joinder Agreement, all of Participant’s retail outlets), which annexes may be amended from time to time during the term of the underlying Participant Joinder Agreements by a writing signed by the applicable Participant and Distributor to add or remove outlets operated by such Participant;

WHEREAS, the Concept Co-ops are authorized by their bylaws to pay dividends and distributions, either directly or through distributors, to Operators based on an Operator’s patronage with UFPC and the applicable Concept Co-op(s) (the “Patronage Dividend Program”) and UFPC desires that Distributor perform certain record keeping and reporting functions to allow for the proper administration by UFPC of the Patronage Dividend Program; and

WHEREAS, UFPC desires certain information from Distributor to enable UFPC to monitor the Distributor’s performance and better serve the Operators.

NOW, THEREFORE, in consideration of the foregoing and the covenants and other agreements contained herein, UFPC and Distributor agree as follows:

1. Purchase and Sale of Products.

(a) Retail Outlets. All retail outlets now or hereafter listed on the annexes to the Participant Joinder Agreements (or if the opt-in box is selected on Attachment 2 of the applicable Participant Joinder Agreement, all of Participant’s retail outlets) are hereinafter referred to as the “Retail Outlets.” Retail Outlets may be added at any time during the term of the applicable Participant Joinder Agreement at the prevailing rates.

(b) Purchases. During the term of a Participant Joinder Agreement, the applicable Participant shall purchase from Distributor, and Distributor shall purchase from Suppliers and resell and distribute to the Participant, substantially all of the Products used or sold in Participant’s Retail Outlets, in accordance with and subject to the terms and conditions set forth in this Agreement and the Participant Joinder Agreement. However, a Participant may: (i) make incidental purchases of any Product from alternate sources; and (ii) purchase any Product from alternative sources during emergency situations or periods to the extent Distributor is unable to supply Products in accordance with the terms and conditions of this Agreement to any one or more of the Retail Outlets. Participant shall purchase Products from Distributor on a regular, on-going basis during the Term (as defined below) pursuant to specific orders placed by the Participant or its Retail Outlets. If the terms of such orders or order documentation (including the terms of any purchase orders or order acknowledgements) conflict with this Agreement and/or the Participant Joinder Agreement, the terms of this Agreement and the Participant Joinder Agreement shall control.

(c) Specific Brand Terms and Conditions. Certain terms and conditions applicable to the Distribution Services and specific to the Brands including, but not limited to, excluded Products, mark-ups and payment discounts are attached hereto and incorporated herein as follows: A&W specific terms and conditions are set forth in Exhibit C; KFC specific terms and conditions are set forth in Exhibit D; Long John Silver’s specific terms and conditions are set forth in Exhibit E; Pizza Hut specific terms and conditions are set forth in Exhibit F; and Taco Bell specific terms and conditions are set forth in Exhibit G (all exhibits that relate to A&W, KFC, Long John Silver’s, Pizza Hut and Taco Bell, respectively, are collectively referred to herein as the “Brand Exhibits”). If the terms of the applicable Brand Exhibit conflict with this Agreement, the terms of the applicable Brand Exhibit shall control. Participants shall only receive copies of the applicable Brand Exhibits that correspond to the Brand(s) owned and operated by such Participants.

(d) Proprietary Products. Distributor shall resell and/or deliver Products proprietary to the Yum! System only to Yum! System retail outlets and not to any non-Yum! System retail food service facility or any other person or entity.

(e) Documentation. All Title Transactions with Distributor shall be effected through and governed by the terms of UFPC’s standard forms of purchase orders, order acknowledgments, invoices, agreements and other similar documents and procedures as the case may be unless otherwise expressly agreed to in writing by UFPC. All Contract Transactions involving Distributor shall be effected with Suppliers through and governed by the terms of UFPC’s standard form of Supplier Business Relationship Agreement (“SBRA”) and related documentation including applicable SBRA Addenda. UFPC’s negotiated standard payment or credit terms available to Distributor under the SBRA are subject to Suppliers’ standard credit underwriting procedures and administration.

(f) Exclusive Purchasing. Distributor shall exclusively purchase all Products for resale to Operators under Title Transactions or Contract Transactions, except: (i) in emergency supply situations designated in writing as such by UFPC; or (ii) as specifically permitted or required in writing by UFPC pursuant to this Agreement. Distributor will provide UFPC with prompt detailed notice of any such non-UFPC purchases on behalf of Operators.

(g) Operators. Distributor shall electronically provide to UFPC the Distributor’s order guides, price list and other information concerning Distribution Services to Operators within the Distribution Area as reasonably requested by UFPC pursuant to Section 12 of this Agreement. This information shall be accurate in all material respects and shall be used by UFPC to assist the Operators in monitoring the Distributor’s margins, prices and performance under this Agreement, the Participant Joinder Agreements or any other Yum! System distribution agreements between Distributor and Operators, as applicable. Distributor has provided to UFPC a complete list of the Participants and the addresses of each Retail Outlet to which Distributor provides Distribution Services as of the Effective Date. Distributor shall promptly notify UFPC of any changes in or additions to the list. When Operators cease using the Distribution Services of Distributor, UFPC will take commercially reasonable steps to cooperate with Distributor to facilitate the transfer of Products from Distributor to the facilities of the Operator’s new Yum! approved distributor in a manner consistent with the terms of this Agreement and the Yum! Distribution Services and Approval Agreement.

(h) Cooperation. For reasons of a natural disaster, elimination of a Product by Yum!, change in the specification of a Product, incorrect forecast estimate by UFPC or Yum! for a Product or other extraordinary situation, at UFPC’s request, Distributor will take all reasonable steps to cooperate with other Yum! approved distributors, within and outside the Distribution Area, to maintain standard inventory levels throughout the entire Yum! System; provided that Distributor is paid its Landed Cost for any Products sold or otherwise moved to a facility or other distribution center not operated by Distributor. If Distributor is required to sell or otherwise move Products to a facility or other distribution center not operated by Distributor and such measures are required due to no fault of Distributor as reasonably determined by UFPC on a case by case basis, Distributor shall be entitled to recover from the applicable Yum! approved distributor the UFPC approved handling costs associated with the Products.

(i) Payments to Suppliers. Distributor shall promptly pay Suppliers for Products pursuant to the payment terms set forth in the applicable SBRA as communicated to Distributor by UFPC or such other prompt payment term expressly agreed upon by Distributor and the Supplier. Distributor will be entitled to retain prompt pay discounts earned on commercially customary and reasonable prompt payment terms (“Prompt Pay Terms”). During the Term of this Agreement, UFPC shall use its commercially reasonable efforts to work with Suppliers to maintain Supplier’s Prompt Pay Terms with Distributor in effect as of the Effective Date. *. Distributor shall also pay the applicable Supplier invoice in full without any unauthorized deduction or set off.

(j) UFPC. Distributor hereby acknowledges and agrees that the Distribution Services contemplated in this Agreement and the Participant Joinder Agreement will be provided directly to the Participant by Distributor and, except as otherwise contemplated herein, UFPC shall have no financial or other liability whatsoever under this Agreement or the Participant Joinder Agreement for the provision of, or failure to provide, Distribution Services or otherwise. Without limiting the generality of the foregoing, in no event shall UFPC be liable to any party, including any Participant or Distributor, for any loss, claim of any kind, demand, suit, damage, failure to perform, failure to pay, breach or other liability arising out of, in connection with, or resulting from, this Agreement, the Participant Joinder Agreement or for the performance or breach hereof or thereof.

2. Prices and Terms.

(a) Distributor Mark-up. The price paid by Operators for all Products sold and delivered under this Agreement and the Participant Joinder Agreement shall equal Distributor’s Landed Cost as determined under Section 2(e) of this Agreement, plus the Brand specific mark-up(s) set forth on the applicable Brand Exhibit(s) attached to this Agreement, less discounts and other surcharges such as credit terms, drop size discounts, outbound fuel etc. included in applicable Brand Exhibit(s). Designation of Products within a markup category will be based upon the level two categories as assigned and communicated via UFPC’s Global Pricing System (“GPS”).

(b) Multibrand Retail Outlet Mark-ups. With respect to any of the Retail Outlets that are multibrand units (if any), all of the terms in the Brand Exhibit applicable to the Retail Outlet’s Host Brand shall apply (drop size discounts, prompt pay discounts, etc.) to all of such multibrand units, except that mark-ups applicable to the Host Brand’s Primary Products (as defined below) will not apply to the non-Host Brand’s Primary Products. For purposes of this Agreement, the “Host Brand” of a particular Operator’s multibrand unit will be the Brand with respect to which such Operator operates the most single-branded Retail Outlets. For example, if the Operator owns six KFC Retail Outlets, two A&W Retail Outlets and two KFC/A&W multibrand Retail Outlets, KFC would be the Host Brand for the multibrand Retail Outlets. Each Brand’s agreed upon mark-ups will apply to the Primary Products for such Brand and each Brand within the multibrand unit (if Brand mark-ups are different). The Host Brand’s mark-up will apply to all other Products that are not Primary Products for the non-Host Brand within the multibrand unit. “Primary Products” are Products designated in GPS as predominately associated with one Brand over the other.

(c) Landed Cost. The term “Landed Cost” for each Product means the applicable Supplier’s F.O.B. dock price for such Product plus (i) freight to Distributor’s applicable distribution center, inclusive of Supplier ancillary charges such as pallet and inbound fuel surcharges, less (ii) all weight and quantity discounts, promotional allowances, rebates and special discounts applicable to such Product. The Landed Cost used in the calculations of the price sold to the Operators is determined under Section 2(e) Inventory Pricing Policies.

(d) Freight Management. UFPC will provide lane rates through GPS to allow Distributor to calculate the freight per case to be charged to the Operator. Based on the lane rates provided, Distributor may elect to manage the freight and use the lane rates published by UFPC in GPS as the basis for calculating the freight per case. In the event Distributor declines to manage the freight, Distributor shall pay the applicable Supplier the GPS published lane rate for the delivery of Products. In either event, Distributor shall abide by the Freight Management Guidelines attached hereto as Exhibit H and incorporated herein by this reference. UFPC retains the right to adjust the aforementioned freight management process at any time during the Term of this Agreement upon at least thirty (30) days prior written notice to Distributor as long as such change does not materially adversely affect Distributor.

(e) Inventory Pricing Policies. The price that Distributor shall charge Operators for Products shall be determined in accordance with the pricing policies set forth in this Section 2(e) (the “Inventory Pricing Policies”). Distributor agrees to sell Products to Operator at the price determined in accordance with the Inventory Pricing Policies whether that value is higher or lower than actual inventory value for the applicable Product.

(i) Period Priced Products. Products priced on a period basis which correspond to one of the thirteen four week periods as defined in the Yum! fiscal calendar (each such period an “Applicable Period”) shall be priced in accordance with this Section 2(e)(i) (“Period Priced Products”). The Landed Cost for Period Priced Products is determined on the Wednesday immediately before the beginning of the Applicable Period during which such price will apply. The Landed Cost shall be equal to the amount set forth on the latest purchase order for the Period Priced Product that: (A) is expected to be received prior to the tenth day of the Applicable Period; (B) is for a volume of such Period Priced Product that is reasonably representative of the typical order volume for the Period Priced Product; and (C) such purchase order for the Period Priced Product was received in sequential order of the date ordered, except in cases of extraordinary circumstances such as quality assurance considerations, promotional activity, etc. which are documented and reported to UFPC. For example, if the Landed Cost for a Period Priced Product on the latest purchase order expected to be received prior to the tenth day of the Applicable Period is $22.00 per case, the Landed Cost for all of the Applicable Period shall be $22.00 per case, regardless of current inventory value. All Products that are not otherwise Weekly Priced Products, Matrix Priced Products or Weighted Average Products pursuant to the Inventory Pricing Policies shall be Period Priced Products. UFPC shall use its commercially reasonable efforts to provide Distributor 14 days advance notice of changes to Product price, freight rates and primary Supplier for all Period Priced Products.

(ii) Weekly Priced Products. Products whose input costs including, but not limited to, Product price and applicable lanes, change more than 10 times per calendar year, and other Products where the purchasing method precludes the ability to provide for 14 days notice, shall be priced in accordance with this Section 2(e)(ii) (“Weekly Priced Products”), on a weekly basis, with weeks corresponding to one of the fifty two weeks (Sunday through Saturday) as defined in the Yum! fiscal calendar (each an “Applicable Week”). A list of Weekly Priced Products shall be agreed upon by both UFPC and Distributor on a semi-annual basis. The Landed Cost for Weekly Priced Products is determined on the Wednesday immediately prior to the beginning of the Applicable Week during which such price will apply. The Landed Cost shall be equal to the amount set forth on the latest purchase order for the Weekly Priced Product that: (A) is expected to be received prior to the last day (Saturday) of the Applicable Week; (B) is for a volume of Weekly Priced Products that is reasonably representative of the typical order volume for the Weekly Priced Product; and (C) the purchase order for such Weekly Priced Product was received in sequential order of the date ordered, except in cases of extraordinary circumstances such as quality assurance considerations, promotional activity, etc. which are documented and reported to UFPC. For example, if on the Wednesday of the current week the Landed Cost for a Weekly Priced Product on the latest purchase order expected to be received prior to the last day of the Applicable Week is $22.00 per case, the Landed Cost for all of the Applicable Week will be $22.00 per case, regardless of current inventory value. UFPC shall use its commercially reasonable efforts to provide Distributor 72 hours advance notice of changes to Product Price, freight rates and primary Supplier changes for all Weekly Priced Products.

(iii) Matrix Priced Products. Products such as produce, primary Taco Bell beef products, and A&W beef patties priced on a weekly (Sunday through Saturday) basis shall be priced in accordance with this Section 2(e)(iii) (“Matrix Priced Products”). The applicable price for Matrix Priced Products shall be the Distributor’s Landed Cost for such Matrix Priced Products as determined by GPS on the Friday immediately prior to the next Applicable Week. UFPC shall use its commercially reasonable efforts to provide Distributor all cost changes including Supplier changes by 12:00 noon (Eastern) on the Friday immediately prior to the next Applicable Week; provided, however, if there is no cost change update provided on Friday, the price for Matrix Priced Products shall remain the same as the price determined by GPS during the previous Applicable Week.

(iv) Weighted Average Priced Products. Products that regularly require purchases from multiple Suppliers and any other Products designated by UFPC and the Distributor in writing shall be priced in accordance with this Section 2(e)(iv) (“Weighted Average Priced Products”). The applicable price for Weighted Average Priced Products (the “Weighted Average Price”) is determined on the Wednesday immediately prior to the next Applicable Week. The Weighted Average Price shall be the weighted average of all purchase orders expected to be received during the Applicable Week (Sunday – Saturday) by Distributor and will set the Weighted Average Price for the Applicable Week.

(v) Exceptions to the Inventory Pricing Policies. In the event: (A) UFPC does not provide Distributor with the required notice of cost changes for Period Priced Products (14 days) or Weekly Priced Products (72 hours) as set forth in this Section; or (B) if Period Priced Products or Weekly Priced Products must be purchased from a secondary Supplier, then the Landed Cost for Period Priced Products or Weekly Priced Products, as applicable, shall be the greater of: (1) the Landed Cost from the primary Supplier or secondary Supplier or (2) the Landed Cost prior to or after the price change for Period Priced Products or Weekly Priced Products, as applicable; provided, however, after one Applicable Period or Applicable Week, the Landed Cost shall once again be determined in accordance with the Inventory Pricing Policies of this Section (i.e. cannot hold a price up for multiple Applicable Periods or Weeks). Except for emergency situations, Distributor will only use primary Suppliers unless otherwise directed by UFPC to utilize the secondary Suppliers. If a secondary approved Supplier is utilized for emergency situations without UFPC’s specific direction, Distributor must notify UFPC as quickly as reasonably possible but in any event not more than 72 hours from utilizing a secondary Supplier and disclose the cause of the emergency situation.

(f) Deviated Pricing. Distributor will administer “Deviated Pricing” when required by UFPC and a Supplier. Deviated Pricing includes, but is not limited to, national branded Products (Example: Heinz Ketchup and JHS Toppings) where the sell price to the Retail Outlets is reduced compared to the Supplier price charged to Distributor. The applicable Supplier will reimburse Distributor the difference between the price paid to Distributor by the Operator for the applicable Product and the price paid by Distributor to the Supplier for such Product after Distributor provides proof of sale to Retail Outlets to the applicable Supplier in accordance with the agreement between Distributor and Supplier.

(g) National Priced Products. Distributor will administer national pricing for Products when required by UFPC and the Supplier. “National Priced Products” are Products where the sell price to the Retail Outlets is set by the Supplier and the handling fee for distributing these Products is paid by the Supplier directly to Distributor. (Example: Pepsi BNB products, Coca Cola BNB products and Ecolab Chemicals). The handling fee for distributing National Priced Products paid by Suppliers will not be less than the applicable Brand mark-up. No additional distribution mark-up, handling or other fees are to be added to national priced Products.

(h) Pallets. Distributor may recapture the actual documented cost it incurred for inbound pallets, but Distributor shall subtract the residual value for, and any other amounts recovered in connection with, inbound pallets from Distributor’s pallet expense used to calculate Landed Cost. Notwithstanding the foregoing, Distributor agrees to provide UFPC with a quarterly report of any pallet charges passed through to Operators. Any change to the aforementioned pallet handling process shall be mutually agreed upon by UFPC and Distributor.

(i) Inbound Fuel Surcharge. Distributor may apply a fuel surcharge on inbound freight to Distributor’s distribution centers in accordance with the terms and conditions of the fuel surcharge schedule currently agreed upon (or as may be hereafter agreed upon) by UFPC and Distributor. Such inbound fuel surcharge will be based on the current industry standard fuel surcharge schedules used by carriers to assess a fuel surcharge.

(j) Outbound Fuel Surcharge and Fuel Pricing Program.

(i) Outbound Fuel Surcharge. Distributor may apply a fuel surcharge on outbound freight from Distributor’s distribution centers in accordance with the terms and conditions of the Outbound Fuel Surcharge Matrix attached hereto as Exhibit I as the matrix may be amended from time to time by the mutual agreement of UFPC and Distributor (the “Outbound Fuel Surcharge”)

(ii) Fuel Pricing Program. Distributor shall participate in UFPC’s fuel pricing program (the “Pricing Program”), as the Pricing Program may be established from time to time by UFPC, pursuant to which Distributor will, at UFPC’s written direction, take certain pricing positions with respect to fuel used in connection with delivery of the Distribution Services hereunder. Distributor will establish one or more accounts in connection with its participation in the Pricing Program, and take positions on behalf of, and at the express direction of, UFPC. Distributor’s participation in the Pricing Program shall be cost neutral to Distributor. The benefits and burdens of Distributor’s Pricing Program transactions will be reflected in increases or decreases, as the case may be, of the Outbound Fuel Surcharge applicable to Retail Outlets for outbound freight from Distributor’s distribution centers. Distributor’s transaction costs arising from its participation in the Pricing Program will be reflected as an increase to the outbound fuel surcharge applicable to Retail Outlets for outbound freight from Distributor’s distribution centers.

(k) Distributor Price Updates and GPS. Notwithstanding the foregoing, if Operator participates in an electronic ordering system, Distributor shall update prices for Products on the Distributor’s system on the first day of the applicable period. Distributor shall use its best efforts to maintain sufficient inventories of Products in each of Distributor’s distribution centers serving one or more Retail Outlet to satisfy each Retail Outlet’s reasonably expected requirements for Products consistent with the Services Level Requirements and Reporting Obligations set forth on Exhibit J (the “Service Level Requirements”). Distributor acknowledges that information concerning Products will be provided through GPS and Distributor will have the ability to view such Product information through the online access to GPS information. Distributor further acknowledges that GPS is the data warehouse of all pricing and primary sourcing decisions made by UFPC. Distributor agrees to use GPS as the final authority to determine price and maintain Supplier information. UFPC shall provide as much notice as reasonably practical to Distributor of any deletion or other modification of Products and, in the case of any newly added Products (such as LTO Products, Test Products, Base Business Products) UFPC will provide all pertinent item and Supplier information which UFPC and Distributor mutually agree is required to completely establish such Product(s) in Distributor’s inventory system. Distributor shall immediately review all information provided by UFPC to establish newly added Products in Distributor’s inventory system and in any event provide any feed back within one (1) business day from the provision of such information.

(l) Payment Terms. Distributor’s credit policies and standards applicable to Participants are set forth on Exhibit K (the “Credit Policies”). The Credit Policies shall be applied in a consistent and non-discriminatory manner among all of Distributor’s customers and any terms of such policies and standards that purport to alter the prices for Products for Participants will not be effective or enforceable against the Participants. For the avoidance of doubt, an alteration of payment terms pursuant to Section 2(l)(i) of this Agreement or Section 3(a) of the Participant Joinder Agreement is not an alteration of price pursuant to this Section. The standard terms for payment of invoices for Products purchased hereunder by Participants that qualify under the Credit Policies are set forth in the applicable Brand Exhibit(s); provided, however, Distributor shall offer and apply the payment discounts for early payment as set forth in the applicable Brand Exhibit(s) for all Participants, which are subject to such Brand Exhibit, and that qualify pursuant to the Credit Policies. Initial and ongoing payment terms are subject to Distributor’s credit approval pursuant to the Credit Policies. Except as otherwise provided herein, Distributor shall not be required to extend the payment terms set forth on the applicable Brand Exhibit(s) for any Participant that does not qualify under the Credit Policies. Distributor has provided UFPC with a copy of the current Credit Policies and will provide UFPC with an updated version of the Credit Policies as such Credit Policies are updated or otherwise revised from time to time.

(i) Prepaid/COD Participants. Distributor shall not be required to extend any discount to prepaid/COD Participants who are placed on prepay/COD terms by Distributor because of credit concerns. Distributor may, in accordance with the Credit Policies, and in any event upon Participant’s failure to pay an invoice when due, deal on a prepay/C.O.D. basis with a Participant; provided, however, that regardless of any delinquency in the account of a Participant, Distributor shall not for any reason refuse to sell Products on a prepay/C.O.D. basis to a Participant: (i) for a period of 30 days without qualification; (ii) for a second period of 30 days upon Participant’s payment to Distributor of an amount equal to at least 10% of the current amount of the delinquency in the account of Participant; and (iii) for a third period of 30 days upon Participant’s payment to Distributor of an amount equal to at least 10% of the current amount of the delinquency in the account of Participant, it being understood and agreed that at the end of such third thirty (30) day period the total amount of the unpaid delinquency is due and payable.

(ii) Interest and Suspension. Without limiting the foregoing: (i) any amounts not paid by a Participant when due shall bear interest until paid at the lesser of eighteen percent (18%) per annum or the maximum rate allowed by applicable law; and (ii) in the event any Participant fails to make payments for any Products delivered by Distributor at such time as payment is scheduled to be made as prescribed by this Section, Distributor shall have the immediate right to suspend performance of any or all of its obligations under this Agreement with respect to such Participant until such time as the prescribed payment is made. Distributor shall be entitled to offset any or all amounts due any Participant against any amounts due and owing Distributor by such Participant pursuant to this Agreement or the applicable Participant Joinder Agreement, including any accrued interest thereon.

(m) Pickups. Participant may refuse Products, which are shipped incorrectly, not ordered, or shipped outside the applicable Yum! published shelf life matrix or which are otherwise non-conforming, in each case, at the time of delivery; provided, however, that Participant may refuse produce Products consistent with the customary practices in effect as of the Effective Date. Distributor shall pick up any such refused Product at the time of delivery or, in any event, on the next scheduled delivery except that: (i) produce Products, due to perishability, will not be picked up; and (ii) no frozen or refrigerated Products will be picked up once such Products have left Distributor’s possession. Distributor shall promptly issue credit to the applicable Participant for such returned Products. For Key Drop Deliveries, as defined in Section 3(b)(ii) of this Agreement, Participant must notify Distributor of shorts and damages by 11:00 a.m. the day the Product was delivered to be eligible for credit. Nothing in this Agreement precludes or limits Participant’s right to request credit for or pickup of Products with defects or which are non-conforming in ways not evident to a superficial visual inspection of the Products upon their delivery; provided, however, produce Products, due to perishability, will not be picked up and no frozen or refrigerated Products will be picked up once such Products have left Distributor’s possession. Participant’s requests for credit for Products with defects or which are non-conforming in ways not evident to a superficial visual inspection of the Products shall be directed to the Yum! Quality Assurance Hotline (the “Hotline”). The Hotline will evaluate the

Participant’s request for credit and the supporting detail and recommend a credit, partial credit or no credit be provided by the Distributor to the Participant. The Hotline’s recommendation concerning the credit is non-binding and issues and other disputes concerning any credit will be resolved directly between the Distributor and the Participant. Products refused by Participants for reasons other than those stated above, shall be subject to a 15% restocking charge imposed by Distributor.

(n) Service Level Requirements. Distributor shall maintain sufficient inventories of Products in each of its distribution centers serving one or more Retail Outlets to satisfy the reasonable expected Product requirements for each Retail Outlet served consistent with historical demand or forecasts. Notwithstanding the foregoing, in addition to the Service Level Requirement set forth on Exhibit J, Distributor shall also maintain the performance standards and service level requirements set forth in the applicable Brand Exhibit(s).

(o) Distributor Representations. Distributor represents and warrants that: (i) Distributor has the right to transfer good and merchantable title to the Products; and (ii) the Products sold and delivered to Participants pursuant to this Agreement and the Participant Joinder Agreements shall be sold and delivered free and clear of any and all claims, liens, charges, security interests or other encumbrances of any kind whatsoever.

3. Orders and Deliveries.

(a) Orders. Participants shall place orders by telephone or by electronic order systems (“EOS”) in a manner reasonably acceptable to the Participants and Distributor. Distributor will proactively and continuously improve its EOS ability to transmit and receive orders to stay current with industry standards. If Distributor is currently providing a system which satisfies the current requirements of the Participants and UFPC described below, Distributor shall be entitled to continue to utilize that system; provided, however, Distributor shall make modifications to such system to accept orders from another EOS so long as the data feed to Distributor is in substantially the same format as Distributor currently receives. If Distributor is not currently providing a system which satisfies the current requirements of the Participants and UFPC described below, Distributor shall use, facilitate the use of, and pay a reasonable EOS development fee and ongoing periodic expenses for any EOS specified by the Participants, so long as: (i) the EOS has been designated by either the Participants or UFPC as appropriate for use in the Yum! System; and (ii) the EOS and order placement process does not increase Distributor’s ongoing order placement expenses. The current requirements of an EOS referenced above are that such system must receive orders from Participants, submit confirmed orders into Participants’ inventory, and generate and store certain records and reports required under this Agreement. UFPC acknowledges that Distributor’s EOS system utilized as of the Effective Date satisfies the EOS requirements set forth in this Section. Participant’s orders must be received by Distributor no later than the local time at the Distributor’s applicable Distribution Center from which the Products will be shipped set forth on Exhibit M on the day which is two (2) days prior to the scheduled shipment date; provided, however, with regard to orders from Retail Outlets not within a 175 mile radius of Distributor’s servicing distribution center, Distributor may require that these orders be made no later than the local time at the Distributor’s applicable Distribution Center from which the Products will be shipped set forth on Exhibit M on the day which is three (3) days prior to the scheduled shipment date. Participants may place an add-on to any order through noon (local time at the Distributor’s applicable Distribution Center from which the Products will be shipped) the day following the order due date at no additional charge provided that there is space to accommodate the add-on Product(s) on Distributor’s applicable trailer. If Distributor does not receive a timely order from the Participants, the Participants shall accept delivery for such Retail Outlet of the same order Participant received for the same day of the previous week (excluding smallwares and cleaning supplies). Distributor will not make these automatic deliveries to any Participant that elects not to receive them and so notifies Distributor in writing that automatic deliveries are unwanted.

(b) Deliveries.

(i) Distributor shall deliver ordered Products to the applicable Retail Outlets in accordance with the applicable Brand Exhibit(s) or as otherwise mutually agreed in writing by Distributor and the applicable Participant. Distributor shall use its best efforts to provide an additional weekly delivery to new Retail Outlets during the first four (4) weeks after the opening of such new Retail Outlet to allow the new Retail Outlet to manage increased sales demands and to determine actual sales volumes. Distributor shall establish and make known to the Participants a schedule for such deliveries. Distributor may deliver the ordered Products to the Retail Outlets at any time during which the applicable Retail Outlet is open for business other than black-out periods as listed in each Brand Exhibit or such other black-out periods which are agreed upon in writing by Distributor and Participants (collectively, the “Black-Out Periods”). Distributor must complete a delivery prior to the beginning of the Black-Out Periods in order for the delivery to be an “On-Time Delivery” as determined in accordance with the Service Level Requirements. Distributor shall start each delivery within one hour (before or after) of the scheduled delivery time. For example: (i) if the scheduled delivery time is 9:00 a.m. and Distributor’s driver starts the delivery between 8:00 a.m. and 10:00 a.m., the delivery will be an On-Time Delivery if such delivery is completed by the beginning of the Black-Out Period; but (ii) if the scheduled delivery time is 11:00 a.m. and Distributor’s driver starts the delivery at 11:00 a.m. but does not complete the delivery by the beginning of the Black-Out Period, the delivery will not be an On-Time Delivery. Distributor shall establish with each Participant a delivery window or will notify Participant of the scheduled delivery time at each Retail Outlet no later than one day preceding the date of delivery. Distributor will also communicate holiday schedules and route revisions to the Participants at least fourteen (14) days in advance. If any delivery cannot be started within the two hour period described above (one hour before and one hour after the scheduled delivery time), Distributor will notify the applicable Participant in advance; provided, however, Distributor shall complete the delivery on the same day. Distributor may make deliveries to Participants from any of Distributor’s Yum! approved distribution centers; provided, however, that prior to changing a distribution center from which deliveries are made to Participant (whether at the beginning of the applicable Participant Joinder Agreement(s) or otherwise), Distributor shall obtain UFPC’s prior written consent to such change, which consent shall not be unreasonably withheld. Distributor acknowledges that it is reasonable for UFPC to withhold its consent to a change in a distribution center from which deliveries are made to Participants if the change would adversely affect such Participant’s price or service. Distributor acknowledges that realignment of distribution centers by Distributor will provide the adversely affected Participant(s) the option to terminate the applicable Participant Joinder Agreement(s) pursuant to Section 16(b)(xiii).

(ii) Key Drop Deliveries. Distributor may, upon the prior written approval of an officer of the Participant (or other appropriate level employee of the Retail Outlet) which approval shall not be unreasonably withheld, or as provided on the applicable Brand Exhibit(s), deliver Products: (A) when the Retail Outlet is closed; or (B) at such additional times that the applicable Participant designates in writing for a key drop delivery (each a “Key Drop Delivery”). If Distributor’s driver sets off an alarm at a Key Drop Delivery (other than because Participant did not provide the correct alarm code or due to an alarm malfunction) and there are charges incurred by the Participant as a result of such alarm, Distributor shall reimburse the applicable Participant for such charges. If a Participant changes the key to the delivery door and/or alarm code, the Participant must provide the new key and/or alarm code prior to the Participant’s next order leaving the distribution center. If Distributor is unable to access a Retail Outlet because Distributor was not provided the new key and/or alarm code prior to the Participant’s next order leaving the distribution center, Distributor may omit delivery of that order and promptly work directly with the Participant to redeliver that order as soon as reasonably possible at the redelivery rate mutually agreed upon by Distributor and the Participant. Key Drop Deliveries must be completed before the Retail Outlet opens for business to be considered a “Key Drop Delivery” and shorts and damages must be called into Distributor by 11:00 a.m. the next business day following such Key Drop Delivery to qualify for credit from Distributor. Products shall be deemed delivered when actually placed in the appropriate storage areas of the Retail Outlet by drivers, as reasonably directed by the Participant.

(iii) Coordination for Delivery. Distributor shall cooperate with Participants to schedule delivery days and times to minimize interruption of the operation of the Retail Outlet to the extent reasonably practical under the circumstances, considering certain Retail Outlets may have special considerations and Distributor needs to maintain its operating efficiencies, comply with local ordinances and driver hours of service regulations. Distributor shall make all deliveries to such location on each Retail Outlet premises as Participants shall reasonably direct and Products shall be deemed delivered when actually placed in the appropriate storage areas of the Retail Outlet by drivers, as reasonably directed by the Participant; provided, however, that drivers shall not be required to rotate Products or place Products in specific shelving. Participants shall ensure that access to the Retail Outlet and storage locations are easily accessible (e.g. sidewalk shoveled of snow if applicable and keep sidewalks and aisles clear of debris). In addition, Participants shall ensure that an employee of such Retail Outlet is available so that Distributor can complete its deliveries in an efficient and timely manner.

(iv) Hot Shot Deliveries. If ordered Products are not delivered by Distributor on the scheduled delivery date (including Key Drop Deliveries), or ordered Products are delivered damaged or not meeting the required specifications or standards, Distributor will make a special delivery to redeliver the Products as quickly as possible at no additional charge (each a “Hot Shot Delivery”). In addition, Distributor shall take back all Products that are damaged or out of specification (except produce or refrigerated or frozen Products): (i) at the time of delivery; or (ii) for Key Drop Deliveries, at the time of the Hot Shot Delivery, if the Hot Shot Delivery is performed by Distributor, and if not, Distributor shall take back such damaged or out of specification Products during the next regularly scheduled delivery and in either event credit the applicable Participant for the amount charged by Distributor for such damaged or out of specification Product. Hot Shot Deliveries of Products to the Retail Outlets shall not be made by any person other than a Distributor-owned or controlled carriage unless expressly authorized by UFPC in writing. Distributor shall use its best efforts to promptly satisfy any emergency needs of a Participant for Products. If the emergency results from Distributor’s non-delivery of critical Products, Distributor will arrange a Hot Shot Delivery or other special delivery as quickly as possible and at no charge to Participant. Distributor shall not impose any minimum dollar order amount per delivery for regularly scheduled deliveries. If a Hot Shot Delivery is necessitated by the action or inaction of a Supplier, UFPC shall use its commercially reasonable efforts to work with Distributor and the applicable Supplier to encourage Supplier to reimburse Distributor for its actually incurred costs for the Hot Shot Delivery.

(v) Delivery Doors. Distributor and Participant will work together to develop a mutually agreed upon solution to reduce the time that the delivery door at a Retail Outlet is open (“Door Solution”) (e.g.: Distributor’s driver will close the Retail Outlet’s delivery door each trip from trailer to Retail Outlet as long as the Participant has provided a method of keeping the door unlocked and an exterior door handle). In the event that Distributor is requested by a Participant to implement a Door Solution that materially increases the cost of providing the Distribution Services, Distributor may assess an additional fee to such Participant provided that the additional fee is: (i) reviewed by UFPC and determined, in good faith, to not exceed the incremental cost incurred by Distributor in implementing the Door Solution; and (ii) agreed to in advance by the applicable Participant prior to implementation. In the event that the Door Solution is required by Yum!, any Brand or by applicable law that materially increases the cost of providing the Distribution Services, UFPC and Distributor shall mutually agree to an additional fee.

(c) Bar Coding. Yum! is a leader in the QSR industry on bar coding (case and pallet) in efforts to improve Distribution Services to the Retail Outlets and the ability to track products. Yum! is requiring its approved distributors to proactively improve their bar coding technology to utilize bar coding in areas such as receiving, order picking, and Retail Outlet deliveries. Distributor shall use its commercially reasonable efforts to work with UFPC and Yum! to proactively improve its bar coding technology and work with UFPC and Yum! to complete bar coding projects reasonably designated by UFPC and Yum! within such reasonable time frames set by UFPC and Yum! taking into consideration Distributor’s financial and personnel requirements of such bar coding project(s). Notwithstanding the foregoing, Distributor shall perform such bar coding improvements or other projects required by applicable law, ordinance, regulation or other governmental mandate.

4. Inventory of Base Business Products. Base Business Products are Products that are used by Operators on a regular, on-going basis in Retail Outlets. Distributor shall promptly and proactively manage its inventories of all Base Business Products in the most cost efficient case/freight bracket available that coincides with the current sales volumes, Suppliers’ lead-times, and adequate safety stock to meet or exceed the applicable Service Level Requirements. Distributor will increase inventory levels of Base Business Products to meet promotional timelines as required when included as part of Limited Time Offers or otherwise as reasonably requested by UFPC and will deplete any possible extra inventory through normal daily purchases. Base Business Products do not include LTO Products or Test Products, but do include food and/or non-food consumable Products of various themes and design (e.g., kids’ meals, crayons, balloons, birthday kits, kids’ table covers, glass mugs and suckers) that are commonly used by Operators on an on-going basis in Retail Outlets.

5. LTO, Test and Promotional Products.

(a) LTO Products.

(i) Promotions and Promotion Notice. Distributor shall make available special Products that are used or sold by Operators for a limited time only or other short duration (“LTO Products”), as required by UFPC, Yum! or Operator marketing promotions, limited time offers or Brand tests (each a “Promotion” and collectively, “Promotions”). Distributor hereby acknowledges the dynamics of change inherent in Promotions and agrees that the lead-times provided to Distributor for LTO Products may be short in some circumstances. UFPC shall use its commercially reasonable efforts to give Distributor as much lead time or notice as reasonably practical of the start of a Promotion (each a “Promotion Notice”). Distributor shall use its commercially reasonable efforts to provide such short notification Products to the Retail Outlets within the time frames requested. In the event Distributor incurs extraordinary freight expenses due to expedited shipments of LTO Products not due to the action or inaction of Distributor, UFPC will review and evaluate such extraordinary freight expenses on a case by case basis and use its commercially reasonable efforts to work with the parties involved in an effort to find an equitable allocation of such extraordinary freight expenses. A Promotion Notice shall include the start date of the Promotion, the length of time the Promotion will run, the LTO Products that will be required in connection with such Promotion, the estimated volume of LTO Products required during the Promotion, when available, UFPC may provide the estimated volume of LTO Products by distribution center and in some cases UFPC may provide the initial recommended inventory levels of the applicable LTO Products. Distributor shall work with UFPC after a receipt of a Promotion Notice to ensure: (i) adequate supply of LTO Products by the start date and throughout the Promotion; and (ii) appropriate inventory levels of LTO Products are in Distributor’s distribution centers at the UFPC requested times. UFPC understands Distributor’s desire that the sale of LTO Products by Distributor to Operators be final and as such, UFPC will not tell Operators to return or otherwise request that Operators return LTO Products to Distributor unless the LTO Product is defective or otherwise non-conforming or Distributor shipped more LTO Products than the applicable Operator ordered.

(ii) Projections and Inventory Levels. UFPC shall provide, in the program document, weekly volume projections of all LTO Products to be used or sold in a particular Promotion and all Base Business Products affected or potentially affected by such Promotion. Volume estimates for Base Business Products involved in Promotions may be provided as percentage increases or decreases in normal, non-promotional volume. UFPC may also provide Distributor with information regarding Brand and Operator Promotions and may provide Distributor with UFPC’s standard communications related to such Promotions. Distributor shall make available LTO Products designated in the Promotion Notice and maintain inventory of LTO Products in accordance with the weekly volume projections. Prior to the start of any Promotion, Distributor shall build inventory to the levels set forth in the applicable Promotion Notice, as such volumes may be amended from time to time by UFPC pursuant to the weekly volume projections. Distributor shall, working with UFPC, promptly and proactively manage inventory of LTO Products to correct differences between actual sales of LTO Products during the Promotion and the applicable weekly volume projections. Distributor and UFPC shall cooperate to minimize any adverse financial impact to UFPC, Operators and Distributor due to inventory shortage or inventory obsolescence during or after a Promotion. Notwithstanding anything else herein, Distributor is responsible for handling all LTO Products using distribution practices standard in the industry and in any event no less than reasonable care. Distributor shall not be responsible for costs or other expenses for damage (i.e. glass breakage) of LTO Products that require unique handling, storage or any other practice that is not within Distributor’s standard distribution practices previously communicated to, and agreed upon by, UFPC unless such damage is caused by Distributor’s negligence or willful misconduct. It is the Distributor’s responsibility to manage and adjust Product inventories based on demand. However, it is understood that certain short shelf life, perishable Base Business Products involved in a Promotion may require Distributor to order in advance and have on hand and in transit inventory that is in excess of normal Base Business Product requirements. In the event that actual sales for such short shelf life, perishable Base Business Products involved in a Promotion do not meet published forecasts, UFPC will evaluate Distributor’s reasonable expenses associated therewith on a case by case basis and work with the applicable parties involved in an effort to find an equitable allocation of such expenses.

(iii) Balance of Inventory. From time to time, UFPC and/or Distributor may become aware of the need to balance the inventory of LTO Products between Yum! approved distributors or between Distributor’s distribution centers in order to reduce any excess LTO Product inventory in any distribution centers and/or replenish low levels of LTO Product inventory in any distribution center. Distributor shall work proactively with UFPC and the other distributors in the transfers of LTO Products; provided that Distributor is paid its Landed Cost for any LTO Products sold or otherwise moved to a facility or other distribution center not operated by Distributor. In cases where LTO Products are transferred between Yum! approved distributors, UFPC will facilitate the transfer of the LTO Products and UFPC will work to obtain payment of Distributor’s Landed Cost within a reasonable amount of time after such transfer.

(iv) Disposition of Inventory. At the end of a Promotion, UFPC and Distributor shall work cooperatively with Operators to deliver to the applicable Operators as designated by UFPC or dispose of any remaining LTO Products as promptly and expeditiously as possible. The balance of the inventory of LTO Products not purchased within ninety (90) days following the end of the applicable Promotion will be delivered to the applicable Operators as designated by UFPC or otherwise disposed of and billed to UFPC, Yum!, and/or the applicable Operators as designated by UFPC within fifteen (15) days following the end of such ninety (90) day period.

(v) Storage of Inventory. In the event that at the end of a Promotion UFPC directs Distributor to retain the remaining inventory of LTO Products for future use, Distributor shall retain such inventory. Distributor may charge the applicable Operators as designated by UFPC a monthly storage and handling fee equal to 1% of the Landed Cost of the LTO Products determined in accordance with the Inventory Pricing Policies, with the such Landed Cost re-calculated at the end of each month, beginning ninety (90) days after the end of the applicable Promotion and ending when UFPC, Yum! and/or the applicable Operators, as designated by UFPC, purchase, all inventory of such LTO Product or such LTO Products are distributed in the normal course.

(b) Test Products. Distributor shall make available Products that are used or sold by Operators in connection with any tests to be conducted by an Operator at any Retail Outlet (“Test Products”).

(i) Test Notice. Distributor hereby acknowledges the dynamics of change inherent in tests and agrees that lead-times provided to Distributor for Test Products may be short in some circumstances. UFPC shall use its commercially reasonable efforts to give Distributor as much lead time or notice as reasonably practical of the start of a test (each a “Test Notice”). In the event Distributor incurs extraordinary freight expenses due to expedited shipments of Test Products not due to the action or inaction of Distributor, UFPC will review and evaluate such extraordinary freight expenses on a case by case basis and use its commercially reasonable efforts to work with the parties involved in an effort to find an equitable allocation of such extraordinary freight expenses. A Test Notice shall include the start date of the test, the length of time the test will run; the Test Products that will be required in connection with such test, the estimated volume of Test Products required during the test, when available, UFPC may provide the estimated volume of Test Products by distribution center and in some cases UFPC may provide the initial recommended inventory levels of the applicable Test Products. Distributor shall work with UFPC after a receipt of a Test Notice to ensure: (i) adequate supply of Test Products by the start date and throughout the test; and (ii) appropriate inventory levels of Test Products are in Distributor’s distribution centers at the UFPC requested times. UFPC understands Distributor’s desire that the sale of Test Products by Distributor to Operators be final and as such, UFPC will not tell or otherwise request that Operators return Test Products to Distributor unless the Test Product is defective or otherwise non-conforming or Distributor shipped more Test Products than the applicable Operator ordered.

(ii) Inventory Levels and Breakage. Distributor shall hold inventory of Test Products in quantities consistent with the Test Notice. Notwithstanding anything else herein, Distributor is responsible for handling all Test Products using distribution practices standard in the industry and in any event no less than reasonable care. Distributor shall not be responsible for costs or other expenses for damage (i.e. glass breakage) of Test Products that require handling, storage or any other practice that is not within Distributor’s standard distribution practices previously communicated to, and agreed upon by, UFPC unless such damages is caused by Distributor’s negligence or willful misconduct.

(iii) Disposition and Storage of Inventory. At the end of a test, UFPC and Distributor shall work cooperatively with Operators to deliver to the applicable Operators as designated by UFPC or dispose of any remaining Test Products as promptly and expeditiously as possible. In the event that at the end of a Test, UFPC directs Distributor to retain the remaining inventory of Test Products for future use, Distributor shall retain such inventory. Distributor may charge the applicable Operators as designated by UFPC a monthly storage and handling fee equal to 1% of the Landed Cost of the Test Products determined in accordance with the Inventory Pricing Policies, with such Landed Cost re-calculated at the end of each month, beginning ninety (90) days after the end of the applicable test and ending when UFPC, Yum! and/or the applicable Operators, as designated by UFPC, purchase, all inventory of such Test Products or such Test Products are distributed in the normal course.

(c) Distributor Commitment Agreement Products. Distributor shall make available Products that are used or sold by Operators in connection with any Promotion (whether for a limited time only, or ongoing) where UFPC decides distribution commitment agreements are required by Operators to be completed, approved and sent directly to Distributor (“DCA Products”).

(i) Distribution Commitment Agreement. Distribution commitment agreements are agreements between Distributor and Operator in connection with the purchase and distribution of DCA Products and include the resolution of any related DCA Product issues including, but not limited to, the depletion of DCA Product inventories (“Distribution Commitment Agreement”). Distributor hereby acknowledges that it has received a copy of all standard Distributor Commitment Agreements currently used by each Brand. UFPC agrees to review with Distributor any future changes to a Brand’s standard Distribution Commitment Agreement.

(ii) Distribution Commitment Agreement Notice. Distributor hereby acknowledges the dynamics of change inherent in Promotions and agrees that lead-times provided to Distributor for DCA Products may be short in some circumstances. UFPC shall use its commercially reasonable efforts to give Distributor as much lead time or notice as reasonably practical of the start of a Promotion involving DCA Products (each a “DCA Notice”). A DCA Notice shall include the start date of the Promotion; the length of time the Promotion will run; the DCA Products that will be required in connection with such Promotion; the timing when the Distribution Commitment

Agreements are due by the applicable Brand(s) and/or Operators directly to Distributor; and the timing when Distributor shall provide directly to UFPC the following information: the total estimated volume of DCA Products required during the Promotion (listed by Distribution Center and by Operator) and in some cases, when available, the initial recommended inventory levels of the applicable DCA Products. Distributor shall work with UFPC after receipt of a DCA Notice to ensure: (i) adequate supply of DCA Products by the start date and throughout the Promotion; and (ii) appropriate inventory levels of DCA Products are in Distributor’s distribution centers at the UFPC requested times. UFPC understands Distributor’s desire that the sale of DCA Products by Distributor to Operators be final and as such, UFPC will not tell or otherwise request that Operators return DCA Products to Distributor unless the DCA Product is defective or otherwise non-conforming or Distributor shipped more DCA Products than the applicable Operator ordered.

6. Product or Other Changes.

(a) Pack Size Changes. Any material change (as defined below) on an individual SKU basis to pack size, case weight or case cube for Products (the “Standards”) may have a favorable or an adverse affect on the economics of this Agreement. As such, UFPC shall use its commercially reasonable efforts to provide advance written notice of any material change in the Standards. If there is any material change to the Standards, Distributor may make a reasonable, appropriate, and equitable increase or decrease in the case mark-ups described in the applicable Brand Exhibit(s) as may be directly necessitated by such a change to the Standards upon obtaining the prior written consent of UFPC. Distributor’s modification to the case mark-up must correctly account for the change to the Standards. New/Test Products are expressly excluded from this provision. Increased or decreased mark-ups as a result of this provision will revert back to the normal mark-up at the start of the next contract term. Disputes between Distributor and UFPC that arise in connection with a material change in the Standards shall be mediated pursuant to the provisions of Section 36 of this Agreement. For purposes of this Section, a “material change” means a modification or difference of 10% or more from the then current Standards of a Product other than a Test Product.

(b) Change in Storage or Delivery Requirements. If UFPC and/or Yum! add or modify Products in a manner that fundamentally alters the storage or delivery requirements from those in effect as of the Effective Date, Distributor may propose to UFPC alternative storage and/or delivery methods on terms, prices and rates that Distributor considers reasonable and competitive under the circumstances and are acceptable to Distributor. If UFPC or the applicable Participant(s) do not accept Distributor’s proposal to provide alternative storage and/or delivery methods, which approvals shall not be unreasonably withheld, conditioned or delayed, UFPC or the applicable Participant(s) may, after requesting written bid(s) for storage and delivery methods that meet their respective requirements, enter into an agreement for the distribution of the applicable Product with any person(s) providing such bid(s), so long as the terms and conditions of such bid are more favorable, taken as a whole, than Distributor’s proposal, as determined by UFPC.

(c) Efficiency Gains. In the event that technology, productivity or other supply chain efficiency gains result in the industry or from the collaboration between the parties and/or Yum! after the Effective Date (collectively, “Efficiency Gains”), UFPC and Distributor hereby agree to review and discuss such Efficiency Gains and determine a reasonable and equitable division of the benefits associated therewith taking into consideration the time, financial and other contributions of Yum!, UFPC, the Participants and Distributor. If the parties are unable to agree on an equitable division of the benefits associated with Efficiency Gains within sixty (60) days of the date the Efficiency Gains are disclosed to the other party, upon the request of either party, such issue shall be resolved pursuant to the Alternative Dispute Resolution provision of Section 36 hereof.

7. Sourcing Fees.

(a) Collection of Sourcing Fees. Distributor shall collect on behalf of UFPC a sourcing fee (the “Sourcing Fee”) from each Operator that receives Distribution Services from Distributor. The Sourcing Fee shall be based on such percent of sales or purchases or amount per case or other unit, as UFPC may from time to time designate, based on sales to Operators or purchasers for sales to Operators of all or certain Products specified by UFPC, or by such other method as UFPC may from time to time designate. Distributor shall collect the Sourcing Fee without mark up pro rata from such Operators.

(b) Authorization of Collection. UFPC represents and warrants that the collection by UFPC of Sourcing Fees is specifically authorized by the Bylaws of each of the Concept Co-ops.

(c) Property of UFPC. The Sourcing Fees will at all times be and remain the property of UFPC and Distributor shall serve only as a bailee and agent of UFPC for billing and trustee for UFPC in collecting and holding the Sourcing Fees for UFPC’s benefit, and remitting the Sourcing Fees to UFPC. The Sourcing Fees billed but uncollected from the Operators and all Sourcing Fees collected from the Operators shall be held in trust for the benefit of UFPC.

(d) Segregation of Sourcing Fees. All collections and other proceeds of Sourcing Fees shall be segregated from all Distributor funds (and if requested by UFPC, deposited in a separate bank account pending remittance to UFPC).

(e) Sourcing Fee Report and Collection. After receiving Supplier or Operator account information, including any account information which UFPC may request from Distributor reflecting the business between Distributor and Suppliers or Operators under Title Transactions or Contract Transactions, UFPC shall send to Distributor a Sourcing Fee report that calculates the aggregate Sourcing Fees due from the Operators for each weekly or other accounting period specified by UFPC. Distributor will remit all collected Sourcing Fees to UFPC by wire transfer to UFPC’s designated account within thirty (30) days after the close of the specified accounting period. UFPC and Distributor shall each have the right to require the other to provide reasonably acceptable evidence which supports UFPC’s calculation of its Sourcing Fee.

8. Yum! Specifications and Standards.

(a) Specifications and Standards. Distributor acknowledges that Yum! has established standards and specifications for Products to be supplied by Distributor to Operators under this Agreement, which standards and specifications may be modified by Yum! from time to time during the Term of this Agreement. Distributor shall not sell or deliver any Products under this Agreement unless the Products meet applicable Yum! standards and specifications and the Products have been supplied by a Yum!-approved Supplier. Yum! specifications and standards for Products as modified from time to time, are published by Yum! on the Yum! Distribution Management Website (“DMW”), or such other source as determined by Yum!. Distributor agrees to: (i) maintain Products within the Yum!-approved product temperature requirements while such Products are in the possession of Distributor; (ii) to supply Products to the Retail Outlets free of any damage; and (iii) to deliver Products within the Yum!-approved shelf life matrix.

(b) Non-Conforming Produce Products. If UFPC or Participant(s) determine, in its reasonable discretion, that Distributor is repeatedly supplying Produce Products that do not meet Yum! specifications and such nonconforming Produce Products are the result of any act or omission of Distributor, as determined by UFPC, Participant may, at its option, purchase Produce Products from another Yum!-approved distributor or Yum!-approved Supplier. If a Participant exercises the option above: (i) Distributor shall not be required to sell or deliver Produce Products to such Participant’s Retail Outlet(s) until such time as the Participant and Distributor shall mutually agree; and (ii) so long as Distributor has used its best efforts to resolve out-of-specification Produce Products issues, and despite these efforts the number of remaining Yum! Retail Outlets of the same Brand purchasing Produce Products from Distributor’s distribution center is less than 25, then the applicable distribution center may elect to discontinue selling and delivering Produce Products. If the applicable distribution center elects to discontinue selling and delivering Produce Products, Distributor agrees to work in good faith with UFPC to help facilitate a smooth transition to another Yum!-approved Produce Product distributor. Notwithstanding the foregoing, UFPC shall use its commercially reasonable efforts to work with Distributor to resolve any issues or other problems Distributor may have with a Yum!-approved Supplier routinely supplying Produce Products that do not comply with Yum! specifications and standards for Produce Products.

9. Credit Standards and Policies. In accordance with UFPC’s policies concerning credit and financial stability, Distributor has delivered to UFPC a completed credit application and has satisfied all requirements therein. Distributor understands and shall at all times satisfy and comply with UFPC’s credit standards and policies as in effect from time to time. If a Supplier charges Distributor a premium because of the Supplier’s view of the Distributor’s credit worthiness or financial instability, Distributor will not pass any such premium on to Operators. Distributor should promptly notify UFPC of any such premium charged or proposed by a Supplier. UFPC’s policies concerning credit and financial stability are applied in a consistent and non-discriminatory manner among all Yum! approved distributors.

10. Financial Statements; Business Review Meeting.

(a) Financial Statements. Distributor will provide UFPC audited financial statements of Distributor’s ultimate parent company, Berkshire Hathaway, Inc. (“Berkshire”) for its most recently ended fiscal year. During the Term of this Agreement, Distributor shall provide to UFPC (a) within 95 days of the end of each fiscal year, complete audited financial statements of Berkshire, and (b) within 45 days of the end of each fiscal quarter, Berkshire’s Form 10K for such quarter. All financial statements provided by Distributor shall be prepared in accordance with generally accepted accounting principles and shall fairly present the financial condition and results of operations of Berkshire at their date and for their indicated period. Distributor will also provide UFPC unaudited financial statements of Distributor for its most recently ended fiscal year and interim financial statements of Distributor for its most recently completed fiscal quarter. During the Term of this Agreement, Distributor shall provide to UFPC (a) within 95 days of the end of each fiscal year, unaudited financial statements of Distributor for such year, and (b) within 45 days of the end of each fiscal quarter, unaudited financial statements of Distributor for such quarter. All Distributor financial statements provided by Distributor shall: (a) be prepared primarily for internal use and for consolidation with the financial statements of Berkshire and not necessarily in accordance with generally accepted accounting principles; and (b) fairly present the financial condition and results of operations of Distributor at their date and for their indicated period.

(b) Business Review Meeting. At least once each calendar year during the term of this Agreement, or more or less often as agreed to by the parties, Distributor and UFPC shall meet to review the status and financial performance of Distribution Services for the Yum! System conducted pursuant to this Agreement and the Participant Joinder Agreements.

11. Sheltered Income.

(a) Prohibition on Sheltered Income. Distributor shall not, directly or indirectly, receive or benefit from any “Sheltered Income” in connection with Products purchased pursuant to Title Transactions or Contract Transactions for use in Retail Outlets except for:

(i) Marketing or promotional allowances which are distributed or administered for the benefit of Operators pro rata based on the volume of the Operators’ purchases;

(ii) Discounts, rebates or allowances which directly lower Retail Outlet delivered prices pro rata among Operators based on the volume of the Operators’ purchases;

(iii) Prompt pay discounts earned on commercially customary, reasonable prompt payment terms; and

(iv) Sheltered Income received by Distributor with respect to Non-Core Products, which Distributor shall disclose to UFPC upon specific request by UFPC. As used in this Agreement, “Non-Core Products” means goods other than those designated by UFPC as “Core” Products, in its sole discretion, and purchased under UFPC negotiated purchasing agreements.

(b) Definition of Sheltered Income. As used in this Agreement, “Sheltered Income” means so called earned income, rebates, kickbacks, volume discounts, tier pricing, purchase commitment discounts, sales and service allowances, marketing allowances, advertising allowances, promotional allowances, label allowances, back-door income, various fees, etc., and includes, among other items, (i) payments and allowances to distributors from Suppliers based on distributor volume which are not reflected as a reduction in distributor cost or prices, (ii) special or atypical payment terms, (iii) higher prices permitted distributors to amortize the cost of excess inventory, (iv) special favors, gifts and entertainment, and (v) amounts paid to sponsor Yum! or UFPC meetings and events.

(c) Title/Contract Transactions. As a point of clarification, the provisions of this Section with respect to Sheltered Income do not apply to Products which are not purchased or acquired by Distributor pursuant to Title Transactions or Contract Transactions. However, Distributor shall disclose to UFPC, upon specific request by UFPC, the amount and source of any Sheltered Income earned or received on Products which are purchased or acquired by Distributor for resale or distribution to Operators of the Yum! System.

12. Provision of Information.

(a) Distributor Data Interchange Protocol. Distributor shall provide reports and/or data requirements to UFPC or its third party information processor (including distribution center inventory reports regarding Products) in the form, time and manner set forth in Distributor Data Interchange Protocol which may be revised from time to time, a copy of which, as of the Effective Date, is attached hereto as Exhibit L (the “Protocol”).

(b) Additional Information. Distributor further agrees to provide to UFPC such additional information reasonably requested by UFPC regarding the Products and Distribution Services via electronic data exchange or otherwise within 30 days of a written request. This provision may pertain to orders, acknowledgements, sales reports, Sourcing Fees, price lists, order guides, receipts from Suppliers, inventory positions, shipments to Retail Outlets, Retail Outlet delivered pricing components or any other regularly reported information to allow UFPC to monitor, with reasonable ease and accuracy, Distributor’s compliance with the price and other terms of this Agreement and any Participant Joinder Agreements. Distributor shall report On-Time Delivery, Perfect Order, Sales Compliance and Delivery Compliance performance to UFPC on a period/monthly basis. It is understood and agreed that Distributor shall not be required to furnish any complete information or report more than once.

(c) Preservation of Records. Distributor shall keep and preserve adequate records to support all information provided by Distributor to UFPC pursuant to this Agreement for a commercially reasonable period of time (at least three years) after the applicable information has been provided to UFPC.

(d) Costs. Any other provision of this Section notwithstanding, information provided by Distributor to UFPC pursuant to this Agreement will be provided by Distributor to UFPC (i) at no charge, if such information or reports can be prepared by Distributor in its ordinary course of business, or (ii) for a reasonable fee, agreed to in advance by UFPC and Distributor, which fee will be paid by UFPC to Distributor for the preparation of any information or reports which UFPC requests from Distributor that (1) require significant alteration to Distributor’s ordinary record keeping and reporting capacities, (2) is not readily available to Distributor using its current data processing or information systems, or (3) is not typically available from distributors in the distribution industry.

(e) Sharing Information. UFPC and Distributor shall each provide the other from time to time with information reasonably available to each of them regarding new Products and other developments relating to the Products and their distribution, all in a format mutually agreed upon by UFPC and Distributor.

13. Inspections and Record Retention. Distributor shall afford UFPC reasonable access during normal business hours upon reasonable prior notice to all premises utilized in Distributor’s activity hereunder. UFPC shall have the right to take reasonable samples of Products, and shall reimburse Distributor for such samples in an amount equal to Distributor’s Landed Cost plus the applicable mark-up. Distributor shall keep accurate records covering all transactions under this Agreement and UFPC shall have the right during normal business hours to examine any records or other documents and materials in Distributor’s possession or under its control regarding the subject matter and terms of this Agreement. Notwithstanding any other provision of this Agreement, Distributor shall not be required to disclose or otherwise make available any information related to Distributor’s customers who are unrelated to the Yum! System.

14. Audit Procedures. Distributor shall permit and facilitate price audits of Distributor’s performance under this Agreement as may be arranged by UFPC including, without limitation, an audit of the Products purchased on UFPC-negotiated terms and conditions from Distributor. Distributor agrees to make available sales records of Products sold at each cost level, providing evidence of Distributor’s Retail Outlet Landed Cost for Products sold to Operators. If an audit conducted by UFPC presents evidence indicating that Distributor overcharged an Operator as a result of Distributor’s failure to reasonably follow pricing through GPS as set forth in the Inventory Pricing Policies and all other fees as defined in this Agreement or otherwise, then Distributor shall promptly, and in any event not less than thirty (30) days from UFPC’s notice to Distributor, reimburse such Operator for any overcharges. All audit requests must be responded to within 30 days.

15. Patronage Dividend Program.

(a) General. Distributor acknowledges and agrees that the Concept Co-ops, and their members and Participants, are the patrons and customers of UFPC with respect to all Products purchased under Title Transactions and Contract Transactions. Distributor further acknowledges and agrees that, as between the Operators and Distributor, the Operators are exclusively entitled to any payments by UFPC made pursuant to the Patronage Dividend Program with respect to such Product sales. Distributor hereby assigns all its rights, title and interest, if any, in any payments under the Patronage Dividend Program to the Concept Co-ops and Operators, as may be designated by UFPC. Distributor will provide UFPC with the records, reports and information in the format prescribed by UFPC necessary for UFPC to efficiently administer its Patronage Dividend Program.

(b) Distribution Redistribution and Payment. If UFPC decides to administer the Patronage Dividend Program by making payments under the Patronage Dividend Program to Distributor for redistribution and payment to the Operators that receive Distribution Services from Distributor, Distributor shall assist UFPC as reasonably requested in such distribution and payment.

16. Term and Termination.

(a) Term. The term of this Agreement shall commence on the Effective Date and shall continue until December 31, 2016 (the “Initial Term”) unless earlier terminated pursuant to the terms of this Agreement. Thereafter, this Agreement shall automatically renew for successive one year terms (each a “Renewal Term”) unless either party provides the other party written notice of non-renewal of this Agreement at least 90 days prior to the termination of the Initial Term or the then current Renewal Term. The Initial Term and any Renewal Terms are collectively referred to herein as the “Term.”

(b) Termination by UFPC. UFPC may terminate all or any part of this Agreement (i.e. with respect to particular distribution center(s), Participant(s) and/or Retail Outlet(s) as indicated below) upon written notice of the termination to Distributor within 120 days of the occurrence of any one of the following:

(i) except as qualified by Subsection (ii) below, Distributor fails to cure any material breach of this Agreement or any other agreement entered into between UFPC and Distributor within 30 days after receipt by Distributor of written notice of the breach from UFPC, UFPC may terminate this Agreement in its entirety or with respect to the applicable distribution center(s);

(ii) upon receiving notice from Distributor or otherwise that any of the material representations and warranties of Distributor set forth in this Agreement are not true, UFPC may terminate this Agreement in its entirety;

(iii) any of Distributor’s property, or any part thereof, shall be attached or Distributor shall suffer the filing of any like process against it, in either event which is not discharged within 30 days and which is substantial in relation to Distributor’s assets, UFPC may terminate this Agreement in its entirety or with respect to applicable distribution center(s);

(iv) Distributor shall have filed, or had filed against it, a petition of bankruptcy or a similar petition under any bankruptcy law or under any other law for the relief of debtors, UFPC may terminate this Agreement in its entirety;

(v) Distributor suspends the performance of any material obligation under this Agreement pursuant to Section 17 hereof for a period in excess of thirty (30) days, UFPC may terminate this Agreement in its entirety or with respect to applicable distribution center(s), Participant(s) and/or Retail Outlet(s);

(vi) Distributor ceases to be approved by Yum! to sell Products to Participants or the Distribution Services and Approval Agreement between Distributor and Yum! is terminated pursuant to its terms, UFPC may immediately terminate this Agreement in its entirety;

(vii) UFPC receives notice of a change in control of Distributor as described in Section 27 of this Agreement and notifies Distributor of its election to terminate this Agreement in its entirety within ninety (90) days after receipt of such notice;

(viii) Distributor falls below the reasonable financial thresholds as defined by Yum! required for compliance with the terms of the Distribution Services and Approval Agreement between Distributor and Yum!, UFPC may terminate this Agreement in its entirety.;

(ix) Distributor suffers any damage, destruction or loss, whether or not covered by insurance, materially adversely affecting, or which can reasonably be expected to materially adversely affect its financial condition, business or assets used in connection with the provision of Distribution Services, other than a Force Majeure Event, UFPC may terminate this Agreement in its entirety or with respect to applicable distribution center(s);

(x) Distributor has filed against it a lawsuit or proceeding, materially affecting or which can reasonably be expected to materially adversely affect, its financial condition, business or assets used in connection with the provision of Distribution Services, UFPC may terminate this Agreement in its entirety or with respect to applicable distribution center(s);

(xi) if Distributor shall at any time not satisfy or not be in compliance with the credit standards and policies established by UFPC, UFPC may terminate this Agreement in its entirety;

(xii) if one or more Retail Outlets are closed, UFPC may terminate this Agreement with respect to such Retail Outlets; or

(xiii) if the agreed upon realignment of distribution centers by Distributor adversely affects a Participant’s price or Distribution Services, UFPC may terminate this Agreement with respect to the applicable Retail Outlets; or

(xiv) if a Participant is no longer a Yum! System franchisee, UFPC may immediately terminate this Agreement with respect to such Participant.

Unless otherwise provided in this Agreement, Distributor will not increase the price paid by Participants for Products sold and delivered under this Agreement and any applicable Participant Joinder Agreement in connection with a termination of all or any part of this Agreement under this Section or in connection with the application of the provisions of this Agreement that results in any Participants’ failure to satisfy any loyalty, exclusivity, volume, or other similar factors considered by Distributor or the applicable Supplier in determining the price paid by Participant for Products.

(c) Termination by Distributor. Distributor may terminate this Agreement, or any part hereof (including with respect to one or more Distributor distribution centers) upon written notice of the termination to UFPC within 120 days of the occurrence of any one of the following:

(i) UFPC fails to cure any material breach of this Agreement within 90 days after receipt by UFPC of written notice of the breach from Distributor, Distributor may terminate this Agreement in its entirety or with respect to the applicable distribution center(s);

(ii) upon receiving notice from UFPC that any of the material representations and warranties of UFPC set forth in this Agreement are not true, Distributor may terminate this Agreement in its entirety;

(iii) If Distributor or any distribution center ceases to be approved by Yum! to sell Products to Participants or the Distribution Services and Approval Agreement between Distributor and Yum! is terminated pursuant to its terms, Distributor may immediately terminate this Agreement in its entirety or with respect to the applicable distribution center(s);

(iv) UFPC shall have filed or had filed against it, a petition of bankruptcy or a similar petition under any bankruptcy law or under any other law for the relief of debtors, Distributor may terminate this Agreement in its entirety; or

(v) if a Participant is no longer a Yum! System franchisee, Distributor may immediately terminate this Agreement with respect to such Participant.

Notwithstanding the foregoing, a Participant’s default under any Participant Joinder Agreement shall not constitute a default under this Agreement.

(d) Fresh Poultry Only Termination. UFPC may terminate this Agreement with respect to fresh poultry Distribution Services only, if applicable, upon written notice of termination to Distributor: (i) for any reason set forth in Section 16(b) of this Agreement; (ii) if Distributor is selling or delivering fresh poultry Products that do not meet Yum! specifications or that are being supplied from a non-approved Supplier; (iii) Distributor is not providing fresh poultry Products within code date or sufficient shelf life specifications; or (iv) if a Yum! Quality Assurance investigation provides evidence that Distributor failed to consistently follow all handling specifications and procedures including, but not limited to, those applicable to the handling, transportation and receiving of fresh poultry Products.

(e) Effect of Termination. Upon termination of this Agreement or any part hereof (including with respect to one or more Distributor distribution centers) for any reason, Distributor shall fulfill and deliver any Products under any order placed by a Participant prior to the effectiveness of a termination of this Agreement, and the applicable Participants shall pay Distributor for all Products delivered, unless otherwise mutually agreed in a writing signed by both parties. Termination of this Agreement in part for any reason shall result in the automatic termination of the applicable Participant Joinder Agreement(s). Termination of this Agreement in its entirety for any reason shall result in the automatic termination of all Participant Joinder Agreement(s). Upon a termination or expiration, Distributor shall use its reasonable efforts to facilitate the transition of the Distribution Services provided under this Agreement to a successor distributor of the Products, provided such successor distributor purchases from Distributor at the Distributor’s Landed Cost, all proprietary Products, LTO Products, Test Products, and all promotional, specialty and other exclusive Products of the Brand or the applicable Participant(s) that, for each type of Product (i) at the time of termination meet applicable Yum! standards and specifications for such Products, including shelf-life standards, and (ii) were previously purchased by Distributor specifically for Participants or at UFPC’s written request. No termination of this Agreement shall relieve Distributor of Distributor’s obligations created by this Agreement or any Participant Joinder Agreement for the period prior to termination.

(f) Survival After Termination. No termination of this Agreement shall limit any party’s rights to remedies for breaches of this Agreement (whether known or unknown, contingent or otherwise) as of the effective date of termination. Additionally, Sections 1(d), 1(g), 1(h), 1(i), 1(j), 2(l)(ii), 5(a)(i) (with respect to sales of LTO Products being final), 5(a)(ii) (only the seventh sentence), 5(b)(i) (with respect to sales of Test Products being final), 5(b)(ii) (only the last sentence), 5(c)(ii) (with respect to sales of DCA Products being final), 7(c), 7(d), 7(e), 12(c), 16(e), 16(f), 18, 22, 34 and 36 (only with respect to arbitration) shall survive any termination or expiration of this Agreement. Notwithstanding anything else in this Agreement, the provisions of this Agreement shall survive any termination or expiration of this Agreement for as long as Distributor provides Distribution Services to an Operator under this Agreement, a Participant Joinder Agreement or any other agreement between Distributor and an Operator. Additionally, to the extent a provision of this Agreement relates to UFPC’s distributor monitoring or other duties on behalf of the Operators, such provision shall survive termination or expiration of this Agreement for as long as Distributor provides Distribution Services to an Operator under this Agreement, a Participant Joinder Agreement or any other agreement between Distributor and an Operator.

17. Force Majeure. If Distributor, UFPC and/or a Participant is prevented from performing its obligations hereunder by an occurrence beyond its reasonable control, such as, but not limited to, acts of God, fire, flood, war, terrorism, insurrection, riot, plant breakdown, accidents, embargo, explosions, product shortages, governmental action, or order of decree (each, a “Force Majeure Event”), then that party shall be excused from performance under this Agreement or the applicable Participant Joinder Agreement for so long as such occurrences continue, to the extent that such party’s ability to perform its obligations hereunder is thereby impaired; provided, however, under no circumstances will an increase in Distributor’s fuel costs be deemed a Force Majeure Event. In such event, the party who intends to suspend its obligations pursuant to this Section shall notify the other party and shall keep the other party fully informed as to the status of and the expected duration of the suspension. In the event Distributor is unable to perform its obligations under this Agreement, Distributor shall cooperate fully with UFPC and Participants in allowing Participants to arrange for shipments of Products through another distributor designated by UFPC.

18. Indemnity; Liability and Supplier Business Relationship Agreement.

(a) No Punitive or Exemplary Damages. DISTRIBUTOR SHALL NOT BE LIABLE TO UFPC OR ANY PARTICIPANT FOR EXEMPLARY OR PUNITIVE DAMAGES IN CONNECTION WITH ANY UNRESTRICTED OR RESTRICTED CLAIMS.

(b) Product Recalls.

(i) As between Yum! and Distributor, liability for expenses incurred as a result of government, Yum!, or supplier initiated Product recalls, destructions, withdrawals, or removals stemming from issues concerning product safety, product quality, consumer protection, or other related matters (each a, “Product Recall”) are not dealt with in this Agreement but rather are governed by the relevant terms of any Distribution Services and Approval Agreement or other agreements entered into between Yum! and Distributor.

(ii) In the event of a Product Recall, Distributor shall not be liable for Products that Operators or their affiliates have in their possession or otherwise in their care, custody or control unless such Product Recall was due to Distributor’s negligent acts or omissions, or wrongful conduct. Notwithstanding the foregoing, in the event of any Product Recall, Distributor shall take all reasonable steps to cooperate with UFPC and the Operators and otherwise facilitate the applicable, appropriate credit, reimbursement or other refund from the responsible Supplier(s) to the Operators.

(c) “Unrestricted Claims.” The following limitations on liability do not apply to claims against Distributor by UFPC and/or Participants (i) where Distributor’s liability is based on Distributor’s negligent acts or omissions, wrongful conduct and/or breach of any representations, express warranties or agreements made by Distributor in or through this Agreement; (ii) for breach of implied warranties, if any (including, without limitation, any implied warranty of merchantability and any implied warranty of fitness for a particular purpose) where the breach resulted from Distributor’s negligent acts or omissions or wrongful conduct; or (iii) which seek to recover – by way of indemnity, contribution, or otherwise – for amounts paid or obligated to be paid by UFPC and/or Participants to third parties (“Unrestricted Claims”).

(i) Limited Waiver of Implied Warranties. With respect to claims other than Unrestricted Claims (“Restricted Claims”), any and all implied warranties, if any (including, without limitation, any implied warranty of merchantability and any implied warranty of fitness for a particular purpose) shall be deemed to have been waived. This limited waiver shall not be construed as a waiver or disclaimer of such warranties for any other purpose and shall not restrict the rights of UFPC and/or Participants to assert Unrestricted Claims against Distributor for breach of any implied warranties.

(ii) No Indirect or Consequential Damages. With respect to Restricted Claims only, Distributor shall not be liable to UFPC or any Participant for any indirect, special, incidental, or consequential damages, or for lost revenues, lost profits, lost business value or goodwill, even if Distributor has been advised of the possibility of those damages.

(iii) Insurance. The foregoing limitations and restrictions shall not apply to any Unrestricted Claims asserted against Distributor by any subrogated insurer of UFPC or the Participants.

(iv) Assignments. Distributor will provide Operators, upon reasonable request, with an appropriate mutually agreeable assignment of claims against Suppliers to facilitate claims, made with or without McLane direct participation, by Operators against Suppliers.

(v) Non-SBRA Products. Sections 18(c)(i) and 18(c)(ii) of this Agreement shall not apply to claims against Distributor by UFPC and/or Participants with regard to Products purchased by Distributor from any Supplier which does not have a current SBRA (as defined below) with UFPC (“Non-SBRA Products”); provided that Distributor’s liability to UFPC and/or Participants for Restricted Claims with regard to Non-SBRA Products shall be limited to amounts actually recovered by Distributor from the Supplier with regard to such Non-SBRA Products. Distributor shall either: (a) diligently pursue all claims that Distributor may have against any Supplier with regard to such Non-SBRA Products; or (b) assign such claims to Operators as provided in Section 18(c)(iv).

(d) Distributor Indemnity. Distributor shall indemnify and hold harmless UFPC and the Participants, their successors and assigns, and their officers, directors, and employees (collectively, the “Indemnified Parties”) from and against any and all suits, actions, claims, losses, damages, liabilities, obligations, judgments, costs or expenses (including, without limitation, reasonable attorneys’ fees and expenses) that any of the Indemnified Parties may suffer or incur as a result of any claim by any third party, but only to the extent attributable to Distributor’s negligent acts or omissions, wrongful conduct and/or breach of any representations, express or implied warranties or agreements made by Distributor in or through this Agreement. Notwithstanding the foregoing and for the avoidance of doubt, Distributor does not agree to indemnify or hold harmless a particular Indemnified Party for any suits, actions, claims, losses, damages, liabilities, obligations, judgments, costs or expenses arising from the negligence or willful misconduct of the Indemnified Party.

(e) Supplier Business Relationship Agreement.

(i) SBRA Provisions. It is UFPC’s express policy to require all Yum! approved Suppliers to enter into and maintain a Supplier Business Relationship Agreement (“SBRA”) with UFPC. UFPC shall use its commercially reasonable efforts to enter into and maintain a SBRA with all Yum! approved Suppliers. The SBRA provides, among other things, that: (i) Distributor is an express third party beneficiary of the Supplier’s obligations and restrictions under the SBRA and is entitled to enforce such obligations and restrictions directly against the applicable Supplier; (ii) Distributor is an additional insured on Supplier’s commercial general liability policy required to be maintained by the SBRA; and (iii) Supplier has the obligation to transfer good and merchantable title to the Products, free and clear of all security interests and other liens and encumbrances (collectively, the “SBRA Provisions”). The aforementioned SBRA Provisions shall not be revised or otherwise amended in any way that materially adversely affects Distributor. Distributor shall not enter into any agreement with Suppliers that contains provisions more onerous on Suppliers than the SBRA Provisions or UFPC’s standard form of SBRA as approved by the UFPC Board of Directors from time to time.

(ii)*.

19. Approved Distributor Status.

(a) Approved Distributor. Distributor represents that it has been approved by Yum! to sell Products to Operators. Distributor shall maintain its approved status at all times during the Term of this Agreement pursuant to the terms of any Distribution Services and Approval Agreement or other agreements entered into between Yum! and Distributor.

(b) Compliance with Agreements and other Requirements. Distributor shall enter into, abide by and remain in compliance with the terms of the Distribution Services and Approval Agreement between Distributor and Yum!. Distributor shall at all times comply with Yum!’s quality assurance and financial reporting policies and standards. Distributor acknowledges that it is UFPC’s policy to enter into Contract Transactions and/or “Title Transactions” and Distributor acknowledges that it must comply with the applicable credit standards defined by Yum! and UFPC.

(c) Financial Criteria. Yum! has the authority to disqualify a Distributor that is unable to remain in good financial condition. Good financial condition will be determined by Yum! through reference to external credit rating agencies, Dunn & Bradstreet reporting, and financial ratios analysis performed by Yum! or its designee using Distributor’s financial statements. Yum! will notify UFPC of Distributor’s financial condition as determined by Yum!. If Distributor fails to meet the good financial criteria, as defined by Yum!, UFPC will place Distributor on pending status and Distributor may be required to: (i) submit a one year irrevocable letter of credit in favor of UFPC equal to the highest thirteen consecutive weeks in the past 52 week period of UFPC Sourcing Fees; or (ii) within three (3) business days of such notice deposit all then collected Sourcing Fees that have not yet been remitted to UFPC into a separate segregated bank account along with any future collected Sourcing Fees until they are remitted to UFPC in accordance with this Agreement. In addition, to the extent Distributor purchases Products directly from UFPC under its “Title Transaction” program, UFPC may require Distributor to post an additional irrevocable one year letter of credit equal to the highest thirteen consecutive weeks of purchases from UFPC in the past 52 week period times the current purchase price of such Products. These letters of credit will be required to be maintained until such time as Distributor qualifies and is approved under Yum!’s financial criteria. If required, all letters of credit must be renewed for an additional one year period at least sixty (60) calendar days prior to the then expiration date.

(d) UFPC may consider adopting other methods of guaranteeing the collectability of UFPC’s Distributor receivable.

20. Insurance. During the entire Term of this Agreement and any Participant Joinder Agreement, Distributor shall maintain commercial general liability insurance, including, but not limited to, public liability, completed operations and product liability coverage, in amounts not less than those reasonably required from time to time by Yum! and UFPC. The insurance coverage required herein shall be provided by an insurance company or companies with an A. M. Best’s rating of A- or better. The insurance coverage shall be primary to any coverage UFPC, the Participants and/or YUM! may have whether pursuant to or independent of this Agreement or any Participant Joinder Agreement. Distributor agrees to furnish, together with its execution of this Agreement and thereafter in advance of any annual renewal of or any relevant and material change in Distributor’s insurance coverage, or upon the reasonable request of Yum!, UFPC or any Participant, a fully complying current certificate of insurance for Yum!’s and UFPC’s approval, which certificate shall list UFPC and its members and affiliates; Yum! and its affiliates, all franchisees, licensees and the current and former employees and agents of each of the foregoing companies as additional insureds on Distributor’s commercial general liability policy only. Notwithstanding the foregoing, neither Yum!’s nor UFPC’s review or approval of such certificate shall relieve Distributor to any degree of its obligation to maintain the required coverage hereunder. Distributor shall notify YUM! and UFPC at least thirty (30) days in advance of any relevant and material changes in Distributor’s insurance coverage. Each certificate shall indicate that the coverage represented thereby shall not be canceled, or modified (to UFPC, Yum! or the Participants’ detriment), until at least thirty (30) days prior written notice has been given to YUM! and UFPC. The insurance requirements set forth herein are minimum coverage requirements and are not to be construed in any way as a limitation on Distributor’s liability under this Agreement.

21. Representations and Warranties. Distributor represents and warrants to UFPC, and UFPC represents and warrants to Distributor, that (a) each has full power and authority to enter into this Agreement, and to observe and perform all of such party’s obligations hereunder, (b) with respect to each party, the execution, delivery and performance of this Agreement does not and will not violate any provisions of law, or any provision of such party’s articles of incorporation or bylaws, or any agreement by which such party is bound; and (c) this Agreement is the legal, valid and binding obligation of each party enforceable against such party in accordance with its terms. The representations and warranties contained herein shall survive the execution and any termination of this Agreement. Distributor further represents and warrants to UFPC that (a) Distributor has all required approvals of Yum! and (b) Distributor is financially stable and is in compliance with UFPC’s credit standards and policies.

22. Confidentiality. UFPC and Distributor acknowledge that as a result of the matters provided for in this Agreement, trade secrets and information of a proprietary or confidential nature relating to the business of the parties and their affiliates may be disclosed to and/or developed by the parties including, without limitation, information about trade secrets, agreements, Products, services, goods and equipment, licenses, costs, sales and pricing information, and any other information that may not be known generally or publicly (collectively, “Confidential Information”). The parties acknowledge that such Confidential Information is generally not known in the trade and is of considerable importance to the parties and their affiliates. Each party expressly agrees that during the Term of this Agreement and thereafter it will hold in confidence and not disclose and not make use of any such Confidential Information, except (a) as required pursuant to this Agreement, (b) for disclosure to its directors, officers, employees, attorneys, advisors or agents who need to review the Confidential Information in connection with the conduct of its business (it being understood that such directors, officers, employees, advisors and agents will be informed of the confidential nature of such information), (c) as required in the course of any litigation or court proceeding involving Distributor and UFPC and/or Participant concerning this Agreement, (d) with the prior consent of the Distributor, UFPC and Participants may discuss such information with another duly licensed Yum! System franchisee, or group or association of Yum! System franchisees who have agreed to confidentiality obligations with respect to Distributor’s Confidential Information at least as restrictive as those set forth in this Section, and (e) for disclosure of information that (i) was or becomes generally available to the public other than as a result of a disclosure by its directors, officers, employees, advisors or agents in breach of this provision, (ii) was available to it on a non-confidential basis prior to disclosure to it pursuant hereto, (iii) is obtained by it on a non-confidential basis from a source other than such persons or their agents, which source is not prohibited from transmitting the information by a confidentiality agreement or other legal or fiduciary obligation, or (iv) has been authorized by the other party to be disseminated to persons on a non-confidential basis.

23. Account Managers.

(a) Distributor Account Manager. During the Term, Distributor shall make available to UFPC a dedicated account manager (“Distributor Account Manager”) to assist in coordination, problem resolution and program management, and to have day- to- day responsibility for making decisions hereunder. Distributor Account Manager will be reasonably accessible to UFPC and Participants to discuss the course of dealing between Distributor and the Participants under this Agreement and the Participant Joinder Agreements, respectively.

(b) UFPC Account Manager. During the Term, UFPC shall make available to Distributor an account manager (“UFPC Account Manager”) to assist in coordination, problem resolution and program management, and to have day- to- day responsibility for making decisions hereunder. The UFPC Account Manager will be reasonably accessible to Distributor to discuss the course of dealing between Distributor and the Participants under this Agreement and the Participant Joinder Agreements, respectively.

(c) Cooperation. The appropriate departments or personnel of UFPC and Distributor shall work together to handle the day- to- day activities with regard to the provision of Distribution Services and otherwise assist in the facilitation of the parties’ respective responsibilities and obligation under this Agreement and the Participant Joinder Agreements. If there is an issue or other problem that does not get resolved in the normal course, Distributor Account Manager and the UFPC Account Manager shall communicate and otherwise work together too effectively and efficiently share information, address and resolve such issues or other problems associated with the provision of Distribution Services.

24. Notice of Material Adverse Change or Event. Distributor shall provide to UFPC prompt notice in writing of all material adverse changes or events. A material adverse change or event shall include (a) any adverse or potentially adverse material change in the financial condition, business or assets of Distributor; (b) any happening or event that has materially adversely affected, or can reasonably be expected to materially adversely affect, Distributor’s financial condition, business or assets or cause its business to be carried on materially less profitably than prior to the happening or event; (c) any damage, destruction or loss suffered by Distributor, whether or not covered by insurance, materially adversely affecting, or which can reasonably be expected to materially adversely affect its financial condition, business or assets; (d) any filing by Distributor of a petition of bankruptcy or similar petition under any federal bankruptcy law or under any other law for the relief of debtors, admission in writing of an inability to pay debts generally as they become due, any insolvency in that Distributor’s total assets are in the aggregate worth less than all of its liabilities or it is unable to pay its debts generally as they become due, or any making of a general assignment for the benefit of creditors, (e) any filing of a lawsuit or proceeding, materially adversely affecting, or which can reasonably be expected to materially adversely affect, its financial condition, business, or assets; and (f) any default or asserted or imminent default under any written agreement between Distributor and UFPC or any Operator.

25. Compliance with Law. During the Term of this Agreement, Distributor shall comply with all federal, state and local laws, statutes, regulations, and ordinances affecting or relating to its activities under this Agreement.

26. Assignability. This Agreement and any rights or obligations granted herein shall not be assigned, sublicensed, delegated or otherwise transferred by either party, by operation of law or otherwise, without the prior written consent of the other party. Neither party shall be under any obligation to consent to any proposed assignment. Notwithstanding the foregoing, if a Participant sells or transfers some or all of its Retail Outlets to a new Operator which is financially stable and is able to satisfy the Credit Policies, Participant may assign its Participant Joinder Agreement and any rights or obligations granted therein to such new Operator with written notice to Distributor.

27. Change in Control. Distributor shall provide to UFPC prompt notice in writing of any change in control of Distributor. A change in control means one or more transactions or events in which, or after which, 25% or more of the ownership or ability to control Distributor has changed from one person or entity or group of persons or entities acting in concert to another person or entity or group of persons or entities acting in concert that (i) does not have a senior debt rating of at least A3 by Moody’s or A- by Standard and Poor’s or (ii) controls, or is under common control with, a person or entity or group of persons or entities that, directly or indirectly, compete with Yum! or any concepts operated or franchised by Yum! in the quick service restaurant industry.

28. Entire Agreement/Severability. This Agreement, all of the Participant Joinder Agreements and the Exhibits attached hereto and thereto, respectively constitute the entire understanding and agreement between Distributor and UFPC and supersede all prior and contemporaneous understandings and agreements, whether oral or written, respecting this Agreement’s subject matter. This Agreement may not be amended, modified or supplemented except by a writing signed by both parties to this Agreement. If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

29. Relationship of the Parties. Distributor is an independent contractor with respect to its performance of its obligations hereunder. Except as provided in Section 7, nothing contained herein shall be deemed to create the relationship of partner, principal and agent, or joint venture, between the parties. Distributor has no right or authority to incur obligations of any kind in the name of or for the account of, neither UFPC and/or the Participants nor to commit or bind UFPC and/or the Participants to any contract or other obligation.

30. Notice. Unless specifically provided otherwise in this Agreement, all notices and other communications required under this Agreement must be in writing and shall be sufficiently given if delivered in person, by electronic mail, by telecopy, by facsimile transmission or by certified or other receipted mail as follows, and shall be deemed given upon receipt:

If to Distributor:	President
McLane Foodservice, Inc.
2085 Midway Road
Carrollton, Texas 75006

In each case with a copy to:	General Counsel
McLane Company, Inc.
4747 McLane Parkway
Temple, Texas 76504

If to UFPC:	Vice President of Distribution
Unified Foodservice Purchasing Co-op, LLC
950 Breckenridge Lane
Louisville, Kentucky 40207

In each case with a copy to:	R. James Straus
Frost Brown Todd LLC
400 West Market Street, Suite 3200
Louisville, Kentucky 40202

Either party may by notice to the other change the addressee and address for notices.

31. Non-Waiver. No waiver of any provision of this Agreement will be effective unless in writing and signed by an authorized representative of the party intended to be bound. No failure to exercise, delay in exercising, or course of dealing, by or between Distributor or UFPC of any right, power, or privilege granted hereunder, shall operate as a waiver of such right, power, or privilege for future occurrences. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

32. Benefit. This Agreement shall inure to the benefit of and shall be binding upon: UFPC its successors and assigns; Distributor, its successors and assigns; and any person, firm, organization or corporation claiming through or under UFPC or Distributor. The Concept Co-ops and Participants are intended third party beneficiaries of this Agreement.

33. Counterpart. This Agreement may be executed in counterparts. Each of such counterparts shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

34. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky, without regard to its conflict of law principles, and the laws of the United States applicable hereto.

35. Interpretation. The captions used herein are inserted only as a matter of convenience and for reference and in no way define, limit, or describe the scope or the intent of any section or paragraph hereof. Unless the context otherwise requires, as used in this Agreement, all terms used in the singular will be deemed to refer to the plural as well, and vice versa. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” All Exhibits attached to this Agreement are hereby incorporated herein by this reference. Any reference to days herein means calendar days, unless otherwise specified.

36. Alternative Dispute Resolution.

(a) Mediation and Arbitration. The parties shall attempt in good faith to resolve by mediation any claim, dispute or controversy arising out of or relating to this Agreement. Either party may institute a mediation proceeding by a request in writing to the other party. Thereupon, both parties will be obligated to engage in mediation. The proceeding will be conducted in Louisville, Kentucky in accordance with the then current Center of Public Resources Model Procedure for Mediation of Business Disputes. In the event that the parties are unsuccessful in resolving the dispute via mediation, the parties agree promptly to resolve any such claims, disputes and/or controversies through binding confidential arbitration conducted in Louisville, Kentucky in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (the “AAA”); provided, one neutral arbitrator shall be chosen in accordance with such rules to arbitrate the dispute. The parties irrevocably consent to such jurisdiction for purposes of said arbitration, and judgment may be entered thereon in any state or federal court in the same manner as if the parties were residents of the state or federal district in which said judgment is sought to be entered. All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the requirements of this Section are being followed. The mediation and arbitration provisions contained in this section shall be limited to disputes between Distributor and UFPC and/or Yum!.

(b) Injunctive Relief. Nothing contained in Section 36(a) shall bar the right of any of the parties to seek and obtain temporary injunctive relief from a court of competent jurisdiction in accordance with applicable law against threatened conduct that will cause loss or damage, pending initiation and/or completion of the arbitration.

37. No Drafting Penalty. The parties each acknowledge that the terms and conditions of this Agreement have been the subject of active and complete negotiations, and that such terms and conditions should not be construed in favor of or against any party by reason of the extent to which any party or its professional advisors participated in the preparation of this Agreement. Neither party to this Agreement shall be deemed to be the drafter of any of the provisions of this Agreement. No party hereto shall thus take any position in any dispute resolution proceeding or otherwise that any vague or ambiguous provisions of this Agreement should be construed against another party hereto simply because such other party may have actually drafted such provision. No implication shall be drawn from the drafting history of this Agreement and such drafting history shall not be admissible as evidence of the intended meaning of any provision of this Agreement or construed against any party.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have signed this Agreement on the date first set forth above but actually on the dates indicated below.

UNIFIED FOODSERVICE PURCHASING CO-OP, LLC

By	/s/ Daniel E. Woodside
Name:	Daniel E. Woodside
Title:	President and CEO
Date:	5/26/10

MCLANE FOODSERVICE, INC.

By	/s/ Susan Adzick
Name:	Susan Adzick
Title:	Vice President Sales & Marketing
Date:	5/25/10

[Signature Page to Master Distribution Agreement]

EXHIBIT A

DISTRIBUTION AREA

DC	Address	City	State	Zip
McLane- Albany #160	Northeast Industrial Park, #22	Guilderland Center	NY	12085
McLane - Arlington #135	3901 Scientific Drive	Arlington	TX	76014
McLane - Atlanta #166	3500 South Corporate Parkway	Forest Park	GA	30297
McLane - Burlington #159	600 Commerce Road	Burlington Township	NJ	08016
McLane - Charlotte #164	55 O’Dell School Road	Concord	NC	28025
McLane - Cincinnati #153	1985 International Way	Hebron	KY	41048
McLane - Denver #121	19500 East 34th Drive	Aurora	CO	80011
McLane - Houston #129	330 Greens Landing	Houston	TX	77038
McLane - Kansas City #132	8200 Monticello	Shawnee	KS	66227
McLane - Manassas #162	7501 Century Park Drive	Manassas	VA	20109
McLane - Memphis #142	6415 Shelby View Drive	Memphis	TN	38134
McLane - Milwaukee #141	1906 Grandview Parkway	Sturtevant	WI	53177
McLane - Orlando #170	2444 Tradeport	Orlando	FL	32824
McLane - Phoenix #112	1825 South 43rd Ave, Suite #C	Phoenix	AZ	85009
McLane - Plymouth #149	14835 Pilot Drive	Plymouth	MI	48170
McLane - Portland #101	7319 SW Kable Ln, Suite 500	Portland	OR	97224
McLane - Riverside #103	14813 Meridian Parkway	Riverside	CA	92518
McLane - Tracy #102	800 East Pescadero Drive	Tracy	CA	95304

EXHIBIT A – PAGE 1

EXHIBIT C

A&W SPECIFIC TERMS AND CONDITIONS

Not Applicable.

EXHIBIT C – PAGE 1

EXHIBIT D

KFC SPECIFIC TERMS AND CONDITIONS

Not Applicable.

EXHIBIT D – PAGE 1

EXHIBIT E

LONG JOHN SILVER’S SPECIFIC TERMS AND CONDITIONS

Not Applicable.

EXHIBIT E – PAGE 1

EXHIBIT F

PIZZA HUT SPECIFIC TERMS AND CONDITIONS

NPC INTERNATIONAL, INC.

Markup Schedule-National:

The following markups shall be added to the respective Landed Costs for the applicable Products sold and delivered under this Agreement, and shall be applicable for all of Distributor’s distribution centers (each, a “DC”) which provide Distribution Services to Pizza Hut - NPC Retail Outlets.

General Full Case Markup *

Cheese *

BNB Beverages National price

Break Case Markup *

Break Case is any item for which Distributor is required to break the exterior case (i.e., disposable gloves).

Excluded Products:

Products which Participant is not required to purchase from Distributor under this Agreement – * (“Excluded Products”).

Annual Markup Adjustments:

On January 1 of each year of the Initial Term, beginning on January 1, 2012, each flat case markup shall be adjusted according to the following schedule (“Annual Markup”):

Annual Markup Adjustment	Effective Period
*	January 1, 2012-December 31, 2012
*	January 1, 2013-December 31, 2013
*	January 1, 2014-December 31, 2014
*	January 1, 2015-December 31, 2015
*	January 1, 2016-December 31, 2016

Any subsequent Renewal Terms will carry an adjustment of * for each Renewal Term.

Additionally, in the event of an increase in the Consumer Price Index (“CPI Increase”) that exceeds * during any Measurement Period, an additional * will be added to such Annual Markup adjustment for each * increase in the Consumer Price Index (“CPI”) that is more than a * increase. “CPI” will be determined based upon “United States Department of Labor Statistics (BLS), Consumer Price Index – All Urban Consumers (www.bls.gov).” The measurement period for a CPI Increase shall be from November to November.

By way of example only, if the actual change in CPI from November to the subsequent November is *, an additional * would be added to the applicable Annual Markup for the subsequent year, beginning on January 1st. If the actual change in CPI from November to the subsequent November is *, an additional * would be added to the applicable Annual Markup for the subsequent year, beginning on January 1st

EXHIBIT F – PAGE 1

Loyalty Discount:

If Participant and all of its affiliates utilize Distributor to service all of their respective Retail Outlets to which Distributor offers Distribution Service, Participant shall receive an on-invoice loyalty discount of $0.04/case for Products sold and delivered under this Agreement; *. “affiliate”, for purpose of this paragraph, and with respect to an entity or individual, means any other entity (including a corporation, partnership, joint venture, trust, limited liability company, limited liability partnership, association or other organization or entity) or individual that directly or indirectly holds any ownership interest, or has any control, or is controlled by, or under common control with such entity or individual. “control” (and its derivatives) means: (a) the legal, beneficial, or equitable ownership, directly or indirectly, of (i) of any of the voting equity interests in an entity or (ii) equity interests having the right to any of the profits of an entity or, in the event of dissolution, to any of the assets of such entity; or (b) the right to appoint, directly or indirectly, any member of the board of directors; or (c) the right to direct, directly or indirectly, the management or direction of the entity by contract or corporate governance document; or (d) in the case of a partnership, the holding by an entity (or one of its affiliates) of the position of a general partner.

Payment Terms:

Net 30 days (subject to terms and conditions in Section 2(l) and Exhibit K of this Agreement).

Prompt Pay Discount:

Distributor shall make prompt pay discounts available to Participant and its affiliates for * days payment. To receive a prompt pay discount at * days Participant and all its affiliates must make payments via Automated Clearing House (“ACH”). Notwithstanding the foregoing, prompt pay discounts will not be made available to Participant or any of its affiliates for payments that meet such prompt pay criteria if any past due balance exists. The prompt pay discount for * days payment will be *.

Non-Exclusive Fee: If Participant or any affiliate of Participant fails to purchase from Distributor substantially all of the Products used or sold in the Retail Outlets, but excluding the Excluded Products and any Products provided by a distribution company or companies other than Distributor under and in accordance with Section 6(b) of the Agreement (collectively, the “Non-Exclusive Products”), Distributor may assess Participant a fee of * for Products purchased from Distributor, other than Non-Exclusive Products; provided, however, that the foregoing fee shall not apply if Participant makes incidental purchases of any Product in emergency situations or if Participant purchases any Product from alternative Suppliers during periods when Distributor is unable to supply any one or more of the Retail Outlets.

Restocking Fee: For any Products returned by Participant for any reason other than Distributor delivery error, Distributor may impose and Participant shall pay a restocking fee of *.

Deliveries: Not less than two times per week, unless by mutual consent.

Black-Out Periods:

* and *.

Open Windows Discount:

Distributor agrees to an on-invoice discount of * for scheduled delivery access to all Participant’s Retail Outlets serviced by Distributor, excluding the previously discussed Black-Out Periods (includes potential Key Drop Deliveries) (“Open Windows Discount”). This Open Windows Discount enables Distributor to develop more cost efficient delivery routes, and to pass on these efficiencies to the Participants that agree to the process.

EXHIBIT F – PAGE 2

Specific Retail Outlets may be excluded for reasons of safety, or certain local restrictions, but only with the mutual consent of Participant and the Distributor General Manager.

*.

Service Level Requirements:

	2011	2012	2013	2014	2015	2016
On Time Delivery	*	*	*	*	*	*
Delivery Compliance	*	*	*	*	*	*
Perfect Orders	*	*	*	*	*	*
Sales Compliance	*	*	*	*	*	*

EXHIBIT F – PAGE 3

EXHIBIT G

TACO BELL SPECIFIC TERMS AND CONDITIONS

Not Applicable.

EXHIBIT G – PAGE 1

EXHIBIT H

FREIGHT MANAGEMENT GUIDELINES

The following are freight management guidelines (“Guidelines”) which shall be used to govern the management of freight inbound to the Distributor’s distribution centers and the calculation of the per case freight to be applied to the Products for sale to Retail Outlets. UFPC will use GPS to communicate all Product information required by these guidelines to determine the freight price for each Product at the case level.

1.	Inbound Freight Bid Process

90 days prior to the first day of each calendar year during the Term, UFPC shall solicit and obtain freight lane rates from each Supplier for the shipment of Products to each distribution center during such calendar year. In order to transition to this calendar year implementation of new lane rates, UFPC and Distributor will mutually agree to timing and a process to effect such transition. Following the receipt of such quoted freight lane rates, UFPC shall communicate them to Distributor; and Distributor, within 30 days of receiving them, may elect to assume the freight management of certain (or all) of the Lanes (as defined below) at the quoted lane rates by notifying UFPC of such election. With respect to any Lanes for which Distributor so exercises its election, Distributor shall manage all inbound freight shipments in that Lane for the ensuing calendar year and the freight rate quoted by the applicable Supplier for such Lane shall apply to all shipments during such calendar year. With respect to any Lanes for which Distributor does not exercise its election, UFPC (or its designee) shall manage all shipments in that Lane for the ensuing calendar year.

2.	Purchase Order Size.

The following are parameters for determining the purchase order quantity of Products:

(a) For the purpose of calculating freight per case to be charged to each Retail Outlet, Distributor shall base its standard purchase order quantity on:

(i) Full Truckload. A “Full Truckload” quantity is defined as the maximum amount of Product based on weight or cubes that may be shipped in a 53’ single trailer (unless Products are being backhauled, in which case Distributors then current equipment may be utilized). In the event that a 53’ trailer is not available, Distributor shall utilize the generally available trailer that results in the lowest freight expenses to the Operator. The maximum amount of Product shall be determined by the standard palletization defined in GPS for the Products that move on a particular Lane and shall be limited by the YUM! Quality Assurance shelf life guidelines; or

(ii) 21-Day Average Sales. The “21-Day Average Sales” quantity is defined as the maximum amount of Product purchased in a particular Lane that is sold during a 21 day period. This average order quantity will be the basis for determining the applicable freight rate for those Products on that Lane as published through GPS.

(b) As used in this Exhibit:

(i) Lane. A “Lane” is all Products that move from a Supplier’s plant location to a Distributor’s distribution center.

EXHIBIT H – PAGE 1

(ii) Product Mix on a Lane. GPS will determine the Product weight measure (gross weight, net weight or cube) to be used on a Lane. On Lanes that ship both weight and cube based Products, GPS will determine one Product weight measure to be used for that Lane which measure shall become the basis to be used on all Products on that Lane.

3.	Application of Freight to the Case

The following are guidelines which shall be used in conjunction with GPS to determine the freight per case to be applied to the Products.

1. Product Weight. Each Supplier shall specify the weight of a Product, which shall be communicated via GPS. All Product weights applicable to freight within GPS are gross weights, unless otherwise noted to be net weight. Distributor shall accept Supplier’s freight weight specification which shall be consistent with industry standards.

(a) Gross Weight. Gross weight is the net weight of a Product plus the Product packaging and the case packaging, but does not include the weight of the pallet, wrap, foil, banding or other material not part of the individual case.

(b) Net Weight. Net weight of a Product is the weight of the Product exclusive of any packaging material.

(c) Cube. Cube of a Product is the length of the Product times its width times its height, including the case packaging material. Cube does not include the dimensions of the pallet, wrap, foil, banding or other material not part of the individual case.

(d) Distributor Recourse for Weight Discrepancies. Supplier is responsible for weight and cube discrepancies. Distributor shall notify UFPC of any discrepancies, and UFPC will cooperate in resolving the discrepancy between the Supplier and Distributor.

2. Freight per case Pricing. The methodology to determine the applicable Product freight shall be either the “Actual Purchase Order Size” or the “Average Usage” each as described below:

(a) Actual Purchase Order Size Method.

(i) If the purchase order quantity of the actual purchase order used to set the applicable price for Products in accordance with the Inventory Pricing Policies is equal to or greater than a Full Truckload quantity, then the Full Truckload lane rate, determined by GPS, shall be the basis for the Product freight price per case.

(ii) If the purchase order quantity on the actual purchase order used to set the price is less than a Full Truckload quantity, then the appropriate “LTL” Lane rate or “ASTL” Lane rate, as determined through GPS, shall be the basis for the Product freight per case. In no event will a LTL lane rate greater than the Full Truckload Lane rate be used to calculate the freight per case to the applicable Retail Outlet.

(b) Average Usage Method. Where an average purchase order size is used to calculate the Product freight per case, the Average Usage will be calculated on a basis consistent with the Inventory Pricing Policies that govern the items on that purchase order – i.e. period or weekly. For the purpose of calculating the Average Usage, Distributor will use the average of purchase order sizes

EXHIBIT H – PAGE 2

received during the 28 day period immediately prior to the date pricing is determined. The Average Usage should be representative of the typical volume moving inbound to the distribution center on a Lane and will exclude outlier purchase orders from the calculation of the Average Usage. The methodology for excluding outlier purchased orders will be mutually agreed to between UFPC and Distributor. In the event there are no receipts in those 28 days either due to no activity or introduction of new item or Lane on which an Average Usage can be calculated, freight pricing will be based upon the Actual Purchase Order Size until such time an Average Usage can be calculated. The Average Usage shall be the basis for determining the applicable freight bracket as communicated via GPS and used in the calculation for determining the freight per case for all Products. Any changes to the Average Usage method must be agreed to in writing by UFPC and Distributor.

(c) Exceptions to Freight per Case Pricing. Exceptions to the freight per case pricing are allowed under the following circumstances:

(i) Embedded Items. If Distributor is managing a Lane with “Embedded Items” (as defined below) Distributor’s Landed Cost including freight shall not exceed the Supplier’s delivered cost of the Products. An “Embedded Item” is any Product for which the freight charges are included in the FOB cost of the Product, rather than assessed as an add-on, line item charge.

(ii) Promotional Products. Freight prices for promotional Products shall be equal to freight prices for non-promotional Products on that Lane as determined by GPS. In the event of an extraordinary circumstance that causes a promotional product to significantly deviate from its normal movement, UFPC will consider pricing such Promotional Product outside of the freight prices for non-promotional Products.

(iii) Primary Supplier Changes. In the event Products move from one primary Supplier to another as directed by GPS, the Average Usage for those Products on that Lane will be recalculated immediately to support the resulting change in the freight per case for the items in that Lane.

(iv) Absence of Freight Pricing. In the event that GPS is missing freight lane rates for specific Products, and the Products are not Embedded Items, then the Distributor has the right to price the Products at the Distributor’s freight cost plus markup until GPS lane rates are communicated.

EXHIBIT H – PAGE 3

EXHIBIT I

OUTBOUND FUEL SURCHARGE MATRIX

The following shall apply to all Retail Outlets:

1.	Adjustments to Per-Case Markups. In order to account for changes in fuel costs that may occur during the term of this Agreement, Distributor shall be entitled to adjust the applicable per-case markups by an amount calculated in accordance with this exhibit.

2.	Definitions.

(a)	“Adjustment Determination Date” means the Monday immediately preceding the commencement of each Yum!’s accounting period.

(b)	“EIA Average” means, with respect to each Adjustment Determination Date, the weekly national average retail diesel fuel rates as set forth in the EIA Report for the four then-most-recent weeks, as of that date, for which such data is available. The parties acknowledge and agree that the base EIA Average is $2.16 per gallon.

(c)	“EIA Report” means the Report of Weekly Retail On-Highway Diesel Prices published by Energy Information Administration of the United States Department of Energy on the EIA website (www.eia.doe.gov) or otherwise, or another comparable report if the EIA Report is no longer published.

(d)	“Period” means each Yum!’s accounting period of four weeks.

3.	Determination and Notice. As of each Adjustment Determination Date, Distributor shall determine the applicable adjustment in accordance with the following table. Distributor shall send written notice of such adjustment to Operators and the UFPC within two business days thereafter.

EIA Average	Per Case Adjustment
*	*
*	*
*	*
*	*
*	*
*	*
*	*
*	*
*	*
*	*
*	*

4.	Implementation and Applicability. The rate as adjusted will apply to all sales or deliveries commencing on the first day of the Period following each Adjustment Determination Date, and will remain effective for that entire Period.

EXHIBIT I – PAGE 1

5.	Fuel-Surcharge Risk Management. To mitigate the price volatility for in-bound and out-bound fuel surcharges, Distributor agrees to work with UFPC to price the fuel surcharge using risk management tools in a mutually agreeable manner. Risk management tools shall include, but not be limited to, fixed price contracts, futures, options on futures, over-the-counter swaps, and over-the counter swap options.

(a)	The basis for any fuel surcharge will be the Department of Energy (DOE), Energy Information Administration (EIA) U.S. average on-highway price for all types as set forth in the Fuel Surcharge section of this agreement. The pricing component for any risk management tool will be the DOE, EIA U.S. average on-highway price or any other price index that highly correlates to the DOE, EIA U.S. average on-highway price in accordance with FAS 133 accounting principles.

(b)	Distributor agrees to accept input from UFPC authorized personnel as to risk management positions to take on the designated pricing component based on the UFPC selected risk management tool. Positions will be initiated based on market conditions as perceived by UFPC. Positions are held in Distributor’s name. Gains or losses associated with this risk management position will be adjusted into the fuel surcharge price that is charged to the store in future periods as agreed to between UFPC and Distributor.

EXHIBIT I – PAGE 2

EXHIBIT J

SERVICE LEVEL REQUIREMENTS AND REPORTING

Sales Compliance / Order Fill Rate

The Order Fill Rate shall be provided in a format substantially similar to either of the examples attached to this Exhibit J. Order Fill Rate shall be computed with respect to each Yum! System concept in which Operator operates Retail Outlets and serviced by each of Distributor’s distribution centers delivering Products to Operator.

Order Fill Rate equals Total Orders Correctly Filled for a period divided by Total Cases Ordered for the same period.

Total Orders Correctly Filled equals Total Cases Ordered for the period less Operations Errors less Purchasing Errors.

Operations Errors includes

•	Warehouse Outs (Distributor could not find Product in slot)

•	Damages (Products arriving at Retail Outlet in damaged state)

•	Mispicks (e.g. ordered apples, received oranges with apples sticker)

•	Short on Truck (Products on invoice but driver could not locate)

•	Overlooked (Products found in truck after delivery with sticker for the account)

Purchasing Errors includes

•	Gross Out of Stocks (Products where sufficient quantity did not exist in Distribution Center to fulfill order)

•	Substitutions (not to include Products which were ordered but discontinued)

Distributor may choose to show errors attributable to Operator as shown in the example of this Exhibit I. Distributor agrees that each of its distribution centers delivering Products to Operator will maintain a period Order Fill Rate for each Yum! System concept in which Operator operates Retail Outlets (taking into account all retail outlets in such concept serviced by such distribution center) equal to or greater than the Service Level Requirements listed in the applicable Brand Exhibit.

On-Time Deliveries

An On-Time Delivery is a delivery which occurs +/- one (1) hour from the scheduled delivery time. Distributor agrees that each of its distribution centers delivering Products to Operator will maintain a period On-Time Delivery rate for each Yum! System concept in which Operator operates Retail Outlets (taking into account all retail outlets in such concept serviced by such distribution center) equal to or greater than the Service Level Requirements listed in the applicable Brand Exhibit. All Key Drop Deliveries will be included as On-Time Deliveries in calculating the On-Time Delivery rate; provided, however, that the Key Drop Delivery must be completed during the hours in which the Retail Outlet is closed or during the hours designated in writing by Operator for a Key Drop Delivery.

EXHIBIT J – PAGE 1

Perfect Order

A Perfect Order is defined as an order under which a Retail Outlet received 100% of the Products it ordered undamaged and within specifications. Distributor agrees that each of its distribution centers delivering Products to Operator will maintain a period Perfect Order rate for each Yum! System concept in which Operator operates Retail Outlets (taking into account all retail outlets in such concept serviced by such distribution center) equal to or greater than the Service Level Requirements listed in the applicable Brand Exhibit. Any order which fails to be a “Perfect Order” because (i) a vendor was not able to supply a Product which is part of the order, or (ii) a Product which is part of the order is not shipped to Distributor in a timely manner and the Operator or its representative is responsible for arranging or directing the manner of delivery of such Products to Distributor, shall be disregarded for purposes of the calculation of Perfect Orders and Order Fill Rate.

Delivery Compliance Percent

Delivery Compliance is a measurement of the deliveries that are completed outside of the Black-Out Period. Non-complaint deliveries are deliveries that are not completed or are started during the scheduled Black-Out Period timeframe. Operators reserve the right to allow the Distributor to complete the delivery during a Black-Out Period. Deliveries completed during a Black-Out Period will not be counted as a non-compliant delivery if the Distributor obtains the Operator’s signature on the Distributor’s invoice stating the Operator agreed to allow the delivery during the Black-Out Period.

Delivery Compliance Percentage equals Total deliveries completed outside the Black-Out Period for a period divided by Total number of deliveries completed for the same period.

Example:

Total non-Black-Out
Period deliveries		Total Deliveries	Delivery Compliance %
135,347	÷	136,000	= 99.51%

EXHIBIT J – PAGE 2

EXAMPLE

Operations:	Total Cases	50,000

	Warehouse Outs	Damages	Mispicks	Short On Truck	Driver Returns	Total Operations
Cases	6	18	28	31	13	96
	0.012%	0.036%	0.056%	0.062%	0.026%	0.192%

Purchasing:

	Out of Stocks	Less Supplier Shortages	Total Purchasing
Cases	27	(5)	22
	0.060%	0.010%	0.071%

Overall Fill Rate

Total Cases	50,000 case
Operations	96
Purchasing	22
Grand Total	118
0.236%
Overall Fill Rate:	99.764%

EXHIBIT J – PAGE 3

EXAMPLE

ABC Foodservice

	Yum Brands!				A&W				KFC				LJS				PH				TB
	OT%	DC%	PO%	SC%	OT%	DC%	PO%	SC%	OT%	DC%	PO%	SC%	OT%	DC%	PO%	SC%	OT%	DC%	PO%	SC%	OT%	DC%	PO%	SC%
P01 2010
P02 2010
P03 2010
P04 2010
P05 2010
P06 2010
P07 2010
P08 2010
P09 2010
P10 2010
P11 2010
P12 2010
P13 2010

PERIOD 06, 2010: 05/24/10 - 06/23/10
	Yum Brands!				A&W				KFC				LJS				PH				TB
	OT%	DC%	PO%	SC%	OT%	DC%	PO%	SC%	OT%	DC%	PO%	SC%	OT%	DC%	PO%	SC%	OT%	DC%	PO%	SC%	OT%	DC%	PO%	SC%
DC #1
DC #2
DC #3
DC #4
DC #5
DC #6
DC #7
DC #8
DC #9
DC #10
DC #11
DC #12
DC #13
DC #14
DC #15
DC #16
DC #17
DC #18
Total

EXHIBIT J – PAGE 4

EXHIBIT K

CREDIT POLICIES

McLane Foodservice, Inc. – Credit Policy

PURPOSE

To provide an overview of McLane Foodservice’s uniform policies and procedures in regard to granting/declining trade credit to all customers (both new and existing) and in regard to the continued evaluation of the credit worthiness of our customers throughout the contract term.

OVERVIEW

The credit worthiness of a potential or existing customer is determined by a number of factors. It is imperative that McLane Foodservice performs a thorough investigation, analysis, and risk assessment of the customer’s credit information – both initially and throughout the contract term. These review procedures will result in the amount of credit McLane Foodservice will be able to provide to the customer.

A customer’s credit worthiness is based on the four “C’s” of credit:

•	Character relates to the customer’s intent or willingness to pay;

•	Capacity relates to the financial viability of the customer and/or the ability to generate cash flows necessary to meet all debt service requirements;

•	Capital relates to the resources on which the customer can draw should income or cash flow prove inadequate;

•	Conditions relate to the economic climate in which the business (as well as McLane Foodservice) operates throughout the contractual term

CREDIT INVESTIGATION

The credit investigation process for both new customers and existing customers will include but not be limited to the following:

•	For new customers, a Credit Application must be completed by the customer, *.

•	Review of Dun & Bradstreet (and other credit reporting agencies) reports relating to the customer.

•	Review of the customer’s *.

•	For existing customers, review of the customer’s *.

Please NOTE: McLane Foodservice intends to review the customer’s *. McLane Foodservice may adjust the customer’s credit terms at any time based on such information.

MITIGATION OF CREDIT RISK

In addition to the review of the customer’s * described above, any and/or all of the following may be required of the customer to help mitigate McLane Foodservice’s credit risk:

•	*

•	*

•	*

•	*

EXHIBIT K – PAGE 1

EXHIBIT L

DISTRIBUTOR DATA INTERCHANGE PROTOCOL

In consideration of UFPC’s provision of purchasing services, Distributor agrees to provide UFPC, or its designated third party, with the following information on the terms and in the manner set forth in this Distributor Data Interchange Protocol (this “Protocol”). Unless otherwise defined herein, all capitalized terms have the definition assigned to them in the Master Distribution Agreement dated as of January 1, 2011 by and between UFPC, for and on behalf of itself and the Participants and Distributor (the “MDA”). Pursuant to Section 12(a) of the MDA, UFPC reserves the right to amend this Protocol from time to time with written notice to Distributor (delivered reasonably in advance of the effective date of such change) in order to appropriately monitor the distribution programs in the Yum! System.

The components of this Protocol include:

Section 1 – General Startup and Operations Considerations

Section 2 – Global Pricing System (GPS)

Section 3 – Distributor Receipts from Suppliers

Section 4 – Distributor Shipment to Store Information

Section 5 – Distributor Inventory and Open PO Information

Section 6 – Ad-hoc Requests

Definitions

•	Embedded Items – Products in which the Supplier delivered price to the Distributor includes the cost of the applicable Product and the required freight required to deliver the Product to Distributor.

•	Supplier – The manufacturer or supplier from whom Distributor purchases Products for distribution to Operators in the Yum! System.

•	Store – The Yum! System restaurant outlet to which the Distributor delivers Products.

•	Transportation Lane – The identification of the point of origin and point of delivery for a shipment, usually through a supplier shipping location (“Plant”) and distributor receiving location (“DC”).

1.	General Startup & Control Considerations

Communications Protocol

•

All electronic transfers of information under this Protocol shall be communicated and transmitted by Distributor to UFPC at UFPC’s FTP server at 205.198.144.145, or to a UFPC designated third party address, as requested by UFPC.

General Data Considerations

•	Distributor shall define and provide a layout and field definition for each data feed.

EXHIBIT L – PAGE 1

•	Unless otherwise noted above, all information provided under this Protocol shall be transmitted under the following schedule:

•	Receipts from Suppliers – No less than weekly, preference is daily

•	Distributor Shipments to Store – Daily

•	Distributor Inventory and Open Purchase Order Information – Daily

•	Several data element requests are common throughout each request. These have been documented fully in their first reference, and other references will use that common definition.

Startup Considerations

•

The key date in all startup considerations (the “Startup Date”) shall be: (a) the date of the first order placed with a Supplier utilizing Contract Transactions, or (b) the date that the MDA is signed by both parties, whichever is later.

•	Initial discussions must be held within 30 days of the Startup Date to address the implementation of the information requirements.

•	Regular information delivery must commence within 90 days of the Startup Date.

•	Information from the Startup Date through the first regular information delivery must be delivered to UFPC within 120 days of the Startup Date.

Support Considerations

•

In the event of any failure to transmit complete or accurate information, Distributor shall work collaboratively with UFPC in the resolution of such failure and replace any lost information due to such failure in a timely manner.

2.	Global Pricing System (GPS)

UFPC will provide to Distributor electronic notifications for all Products purchased pursuant to Contract Transactions established by UFPC on behalf of A&W, KFC, Long John Silver’s, Pizza Hut, or Taco Bell Stores.

This information is provided to Distributor to enable the complete identification of information required in order to transact purchases of Products.

The notifications include, but are not limited to:

•	Supplier information

•	Item information

•	Transportation Lane rate notification

•	Price change notification

•	Embedded Item price change notification

Distributor is required to process these notifications and will receive a contact at UFPC to whom questions may be directed.

EXHIBIT L – PAGE 2

GPS is also available to Distributor as an on-line Internet application to provide real time review of item information and notifications. Distributor is required to obtain an access ID from UFPC prior to accessing GPS.

3.	Distributor Receipts from Suppliers

Distributor shall provide UFPC or its designated third party with receipt information (“Receipt Information”) from all Suppliers for all Products purchased pursuant to Contract Transactions established by UFPC on behalf of A&W, KFC, Long John Silver’s, Pizza Hut, or Taco Bell Stores.

Supplier Receipt Information is required to validate contract pricing and volumes, for linkage to Distributor shipment information (“Shipment Information”) and for UFPC’s analysis of how its contracts have been and are being executed.

Unless otherwise agreed to by UFPC and Distributor, Receipt Information shall be transmitted no less frequently than weekly with a preference for daily.

If there are adjustments, credits, or other changes on transactions previously transmitted, these changes should be provided in the next transaction set. It is the expectation that all transactions sent to UFPC are cumulative unless specifically coordinated independent of the normal process.

More specifically, Supplier receipts shall include sufficient information related to each purchase order as to determine the following:

•	Timing of Order – Date order, requested delivery date, actual receipt date

•	Shipping Lane – DC, Supplier, Plant, Transportation Method

•	Distributor Product Information – SKU, SKU Description

•	Quantity of Order – Quantity of Product, Total weight/cube of Products under the applicable Purchase Order

•	Pricing Information – FOB (as defined below), Freight, Embedded Price, Pallet Cost, Other inbound cost that make up Distributor’s Landed Cost.

There is an expectation that all pricing to Stores is dependent upon one of the dates on a purchase order. This date must be supplied in the Supplier receipts feed.

Note that base Supplier cost and inbound transportation cost may not be available separately when Embedded Items are purchased. For Embedded Items, the complete cost should be supplied as the base Supplier cost (“FOB”).

In addition to the Supplier receipts transaction feeds, additional reference information shall also be provided. The reference files are as follows:

DC location file:

1.	Distributor identification of receiving location

2.	Physical address

EXHIBIT L – PAGE 3

Distributor Product file:

1.	Distributor Product identification (SKU)

2.	Yum! Brands Global Item Number (GIN)

3.	Distributor Product description

4.	Pack size

5.	Unit size

6.	Supplier identification (usually a code)

7.	Supplier Product number

Reference information for each Supplier and Plant location:

1.	Supplier identification (usually a code)

2.	Supplier name

3.	Physical address

4.	Distributor Shipments to Stores

Distributor shall provide UFPC or its third party designee, as determined by UFPC, with Shipment Information on ALL Product sales by Distributor to A&W, KFC, Long John Silver’s, Pizza Hut, or Taco Bell Stores.

Shipment Information is required to manage UFPC’s total volumes for end of period patronage calculations, for monitoring of Distributor-Operator contracts and to provide visibility as to where Product volume has moved within UFPC’s supply chain.

Unless otherwise agreed to by UFPC and Distributor, Shipment Information shall be provided to UFPC no less frequently than daily.

If there are adjustments, credits, or other changes on transactions previously transmitted, these changes should be provided in the next transaction set. It is the expectation that all transactions sent to UFPC are cumulative unless specifically coordinated independent of the normal process and communicated as such to UFPC.

More specifically, Shipment Information shall include sufficient information related to each invoice as to determine the following:

•	Invoice Information – invoice number, invoice date, ship date, any other date used to determine pricing to a Store, adjustment reason codes

•	Shipping Lane – DC, Store information (ship-to, bill-to), Store concept

•	Distributor Product Information – SKU, SKU Description

•	Quantity Shipped – Quantity for each Product, UOM, Cube, Weight

•

Pricing Information – Total sales dollars, pricing components (FOB, Freight, Mark-up, Sourcing Fees, Pallet Fees, Other Fees) and any other fee that makes up the Price of the Product to the applicable Store(s).

EXHIBIT L – PAGE 4

In addition to the Distributor Shipment Information feed, a Distributor account file shall also be provided as reference information. The Distributor account reference files should contain the following:

•	Distributor ship-to code

•	Distributor ship-to address

•	Distributor bill-to location code

•	Bill-to name and address

•	Store Concept identification (e.g. to KFC, Taco Bell, A&W, LJS or Pizza Hut)

•	The Yum! store number for that location

•	Store type (e.g. 2n1, 3n1, traditional KFC, Taco Bell, Pizza Hut, etc.)

In addition, the Distributor Shipment Information transaction file above should be reflected in the reference files as described in Section 3 of this Protocol (Distributor Receipts from Suppliers):

•	Distributor Product information

•	Supplier information

•	Distributor shipping location

5.	Distributor Inventory of Product

Information regarding Product inventory and the movement of Product inventory (“Inventory Information”) is required to allow UFPC to identify the inventory and inventory movement of, among other things, Products on order or in stock.

Distributor shall transmit daily Inventory Information to UFPC. Inventory Information will be supplied for all Products.

More specifically, Inventory Information shall include:

1.	DC location (the DC in control of the inventory)

2.	Distributor Product code (Identification of the specific Product)

3.	Quantity on order (open purchase orders) from all Suppliers for the specific DC location

a.	Order Date

b.	PO Number

c.	Quantity

d.	Vendor

e.	Due Date

f.	Appointment Date

4.	Quantity on hand at the DC location

5.	Quantity required for orders already placed by Stores

6.	Quantity unit of measure (e.g. case, etc.)

7.	Weight (may be identified through Product master)

8.	Cube (may be identified through Product master)

9.	Date (of inventory status)

EXHIBIT L – PAGE 5

In addition, the data above should be reflected in the reference files as described in Section 3 of this Protocol (Distributor Receipts from Suppliers):

•	Distributor Product information

•	Supplier Information

•	Distributor Shipping Location

6.	Ad-hoc Requests

Distributor shall provide such other information not otherwise contemplated in this Protocol as UFPC may reasonably request.

EXHIBIT L – PAGE 6

EXHIBIT M

McLANE DISTRIBUTION CENTER ORDER PLACEMENT CUT-OFF TIMES

Distribution Center	Local Time*
Albany - 160	4:30 Eastern
Arlington - 135	5:00 Central
Atlanta - 166	5:00 Eastern
Burlington - 159	4:30 Eastern
Charlotte - 164	5:00 Eastern
Cincinnati - 153	3:30 Eastern
Denver - 121	3:30 Mountain
Houston - 129	4:30 Central
Manassas - 162	4:00 Eastern
Memphis - 142	4:30 Central
Milwaukee - 141	4:00 Central
Orlando - 170	4:15 Eastern
Phoenix - 112	3:00 Pacific
Plymouth - 149	4:00 Eastern
Portland - 101	3:30 Pacific
Riverside - 103	3:30 Pacific
Shawnee - 132	4:30 Central
Tracy - 102	3:30 Pacific

*	Subject to change with reasonable notice.

EXHIBIT M – PAGE 1